EXHIBIT 4.42

ASSET PURCHASE AGREEMENT

Between
FOCUS MEDIA HOLDING LIMITED
and
SINA CORPORATION
Dated as of December 22, 2008

***  Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(continued)

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Page
EXHIBITS

5.08 Lock-up Agreement

SCHEDULES

1 Group Companies
2 Purchaser’s Knowledge
3 Seller’s Knowledge
4 Subsidiaries

          ASSET PURCHASE AGREEMENT, dated as of December 22, 2008, between Focus Media Holding Limited, a Cayman Islands corporation (the “Seller”), and Sina Corporation, a Cayman Islands corporation (the “Purchaser”, and together with the Seller, the “Parties”).
          WHEREAS, the Seller owns all of the issued and outstanding ordinary shares (the “FMC Shares”) of Focus Media (China) Holding Ltd., a Hong Kong corporation (“FMC”);
          WHEREAS, the Seller owns all of the issued and outstanding common shares, Series A preferred shares and Series B preferred shares (collectively, the “TMHL Shares”) of Target Media Holdings Limited, a Cayman Islands corporation (“TMHL”);
          WHEREAS, the Seller owns all the issued and outstanding common shares (the “IAL Shares”, and together with the FMC Shares and the TMHL Shares, the “Shares”) of Infoachieve Limited, a British Virgin Islands corporation (“IAL”, and together with FMC and TMHL, the “Companies”);
          WHEREAS, the Companies, directly and indirectly through the Subsidiaries and the Group Companies (as such terms are defined herein), are engaged in the Business (as defined herein); and
          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares and the Business Assets (as defined herein), upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, demand, action, suit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Agreement” or “this Agreement” means this Asset Purchase Agreement between the Parties (including the Exhibits and Schedules hereto, the Seller Disclosure Schedule and the Purchaser Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 8.06.

          “Ancillary Agreements” means the Confidentiality Agreement, the TM License Agreement and the Lock-Up Agreement.
          “Anti-Monopoly Law” means the Anti-Monopoly Law of the PRC , and the rules and regulations thereunder, as they may be amended from time to time.
          “Applicable Securities Law” means the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable law of any State of the United States.
          “Assets” means the assets and properties of the Companies, the Subsidiaries and the Group Companies, other than the Excluded Businesses.
          “Balance Sheet” means the balance sheet included in the Seller’s Financial Statements for the fiscal year ended December 31, 2007.
          “Business” means the portion of the business of the Seller, its subsidiaries and PRC-based Affiliates involving the provision of out-of-home advertising services through LCD flat-panel televisions displays, LED billboards, and poster and digital frames, as currently operated or proposed to be operated, and all assets and Liabilities primarily relating thereto; provided, however, that for greater certainty, the Business shall not include the Excluded Businesses.
          “Business Assets” means any and all (X) cash, cash equivalents and short-term investments, as determined in accordance with GAAP, of the Seller, its subsidiaries and PRC-based Affiliates (other than the Retained Cash) and (Y) assets, properties and business of the Seller, its subsidiaries and PRC-based Affiliates, of every kind and description and wherever located, whether tangible or intangible, real, personal or mixed, in each case, used primarily in, or related primarily to, the Business, including any and all (a) rights to any real property (whether owned or leased) used primarily in the Business, (b) tangible personal property used primarily in the Business, (c) inventories relating primarily to the Business, (d) receivables relating primarily to the Business, (e) books of account, general, financial, tax and personnel records, invoices, shipping records, supplier lists, correspondence and other documents, records and files and any rights thereto owned, in each case, relating primarily to the Business, (f) the goodwill of the Seller relating to the Business, (g) Intellectual Property used in the Business, (h) sales and promotional literature, customer lists and other sales-related materials of the Seller, its subsidiaries and PRC-based Affiliates relating primarily to the Business, (i) the rights of the Seller under the material contracts relating primarily to the Business, (j) the municipal, state and federal franchises, permits, licenses, agreements, waivers and authorizations to the extent held or used by the Seller, its subsidiaries and PRC-based Affiliates relating primarily to the Business (to the extent transferable), (k) information technology systems and processes relating primarily to the Business, (l) equity securities of subsidiaries of the Seller whose business or revenues relate primarily to the Business and (m) contracts pursuant to which control is exercised directly or indirectly by the Seller over PRC-based Affiliates of the Seller which are not listed on Schedule 1, but whose business or revenues relate primarily to the Business, in each case including all assets and Liabilities primarily relating thereto; provided, however, that the assets referred to in (Y) do not include the Assets.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Hong Kong, Shanghai, Beijing or New York.
          “Claims” means any and all administrative, regulatory or judicial actions, suits, petitions, appeals, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, proceedings, consent orders or consent agreements.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company Intellectual Property” means Intellectual Property owned by the Companies, the Subsidiaries or the Group Companies and used primarily in connection with or related primarily to the Business.
          “Company IP Agreements” means (a) licenses of Company Intellectual Property by any Company, any Subsidiary or any Group Company to any third party, (b) licenses of Intellectual Property that are used primarily in connection with or related primarily to the Business by any third party to any Company, any Subsidiary or any Group Company, (c) agreements between any Company, any Subsidiary or any Group Company and any third party relating to the development or use of Intellectual Property that is used primarily in connection with or related primarily to the Business, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Company Intellectual Property.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Conveyance Taxes” means all sales, use, value added, transfer, stamp, share transfer, real property transfer or gains and similar Taxes.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, preemption, other than any non-exclusive license of Intellectual Property entered into in the ordinary course of business.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          “Excluded Businesses” means the Movie Theater Business, the Mobile Business, the Internet Business, the Traditional Billboard Business and all assets and Liabilities primarily relating thereto.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Group Companies” means each of the Persons listed on Schedule 1 and any and all corporations, partnerships, limited liability companies, joint ventures, associations, and other entities either (a) controlled contractually by the Companies or the Subsidiaries directly or indirectly through one or more intermediaries or (b) otherwise controlled contractually by the Seller directly or indirectly through one or more intermediaries and related primarily to the Business.
          “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services and all accounts payable, (c) all obligations of such Person evidenced by notes, bonds, debentures, preferred securities or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, and (h) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.
          “Independent Valuation Firm” means an internationally recognized firm of valuation experts.
          “Intellectual Property” means any intellectual or industrial property or other proprietary rights, including (i) patents, patent applications and statutory invention registrations,

and any continuations, divisionals and extensions thereof (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill of the business symbolized thereby or associated therewith, (iii) mask works and copyrights, including copyrights in computer software, and registrations and applications for registration thereof, (iv) trade secrets, know-how, software and invention rights and (v) technical, confidential or proprietary information.
          “Internet Business” means the current and future business of the Seller conducted primarily through Allyes Information Technology Company Limited and its subsidiaries and PRC-based Affiliates using proprietary software applications to provide online advertisement publishing, creative production, tracking, targeting, and performance analysis, and performance-based online advertising services.
          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law) of any jurisdiction.
          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law (including any environmental Law), Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.
          “Licensed Intellectual Property” means Intellectual Property licensed to any Company, any Subsidiary or any Group Company pursuant to the Company IP Agreements.
          “Mobile Business” means the current and future advertising services business of the Seller, its subsidiaries and PRC-based Affiliates using wireless access protocol, short messaging service and mixed messaging services offered on the mobile telecommunications networks of China Mobile Communications Corporation and China United Telecommunications Corporation.
          “Movie Theater Business” means the current and future business of the Seller, its subsidiaries and PRC-based Affiliates consisting of the leasing of screen time from movie theaters in cities in the PRC, and selling such time to advertisers.
          “Permitted Encumbrances” means, with respect to a Person, such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which such Person is not otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable, or being contested in good faith; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property; and (e) other Encumbrances which would not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current and anticipated purposes.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
          “PRC” means the People’s Republic of China.
          “Pre-Closing Taxes” means (a) Taxes imposed on or payable by any of the Companies, the Group Companies or the Subsidiaries for any taxable period that ends on or before the date of the Closing; and (b) with respect to Straddle Periods, Taxes imposed on any of the Companies, the Subsidiaries or the Group Companies that are allocable to the portion of such period ending on the date of the Closing. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the date of the Closing shall be:
     (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 5.12(b)), deemed equal to the amount which would be payable if the taxable year ended on the date of the Closing; and
     (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of any of the Companies, the Group Companies or the Subsidiaries or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the date of the Closing and the denominator of which is the number of calendar days in the entire Straddle Period.
In the case of any Tax based upon or measured by capital (including net worth or long term debt) or intangibles, any amount thereof required to be allocated under this definition of Pre-Closing Taxes shall be computed by reference to the level of such items on the date of the Closing. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the Companies, the Group Companies and the Subsidiaries.
          “Purchaser Intellectual Property” means Intellectual Property owned by the Purchaser and the Purchaser Subsidiaries and used in connection with the business of the Purchaser and the Purchaser Subsidiaries.
          “Purchaser IP Agreements” means (a) licenses of Purchaser Intellectual Property by the Purchaser or any Purchaser Subsidiary to any third party, (b) licenses of Intellectual Property that is used in connection with the business of the Purchaser or any Purchaser Subsidiary by any third party to the Purchaser or any Purchaser Subsidiary, (c) agreements between the Purchaser or any Purchaser Subsidiary and any third party relating to the development or use of Intellectual Property that is used in connection with the business of the

Purchaser and the Purchaser Subsidiaries, and (d) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Purchaser Intellectual Property.
          “Purchaser Licensed Intellectual Property” means Intellectual Property licensed to either the Purchaser or any Purchaser Subsidiary pursuant to the Purchaser IP Agreements.
          “Purchaser Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (other than a state of facts existing on the date hereof which is in the Seller’s Knowledge), is materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of the Purchaser and the Purchaser Subsidiaries taken as a whole or (ii) the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that in no event shall any of the following, alone or in combination be deemed to constitute, nor shall any event, circumstance, change or effect relating to any of the following be taken into account in determining whether there has been a Purchaser Material Adverse Effect: (A) adverse changes in general economic conditions or changes in securities markets in general, (B) general changes in the industries in which the Purchaser and the Purchaser Subsidiaries operate, except those events, circumstances, changes or effects that have had a disproportionate effect on the Purchaser and the Purchaser Subsidiaries compared to other entities operating in such industries, (C) any adverse effect resulting from any change in GAAP or any applicable Law or agency requirements of any Governmental Authority, or regulatory requirements, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, except for any such change that has had a disproportionate effect on the Purchaser and the Purchaser Subsidiaries compared to other entities operating in such industries, (D) any changes in the price or trading volume of the Purchaser Shares on the NASDAQ Global Select Market (but excluding any fact, change, effect, event or occurrence that caused or contributed to such change in market price or trading volume), (E) the public announcement or pendency of the transactions contemplated hereby, (F) the failure of the Purchaser to meet internal or analysts’ expectations or projections with respect to its business, (G) the outbreak or escalation of hostilities involving the United States or the PRC, the declaration by the United States or the PRC of war or the occurrence of any natural disasters and acts of terrorism or (H) any event, circumstance, change or effect resulting from compliance by the Purchaser or the Purchaser Subsidiaries with the terms of this Agreement and each Ancillary Agreement to which they are a party or actions permitted by this Agreement (or otherwise consented to by the Seller).
          “Purchaser Notes” means the $99,000,000 principal amount of zero-coupon, convertible, subordinated notes due 2023 issued by the Purchaser.
          “Purchaser Rights” means the rights to purchase ordinary shares of the Purchaser issued pursuant to the Purchaser Rights Plan.
          “Purchaser Rights Plan” means the Rights Agreement dated as of February 22, 2005 between the Purchaser and American Stock Transfer & Trust Company, as Rights Agent.

          “Purchaser’s Knowledge” means the actual knowledge, after due inquiry, of the individuals listed in Schedule 2.
          “Purchaser Shares” means ordinary shares of the Purchaser, par value $0.133 per share.
          “Purchaser Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures, associations, and other entities controlled by the Purchaser directly or indirectly through one or more intermediaries.
          “Retained Cash” means cash, cash equivalents and short-term investments (as determined in accordance with GAAP) in the amount of US$130,000,000, denominated in U.S. Dollars, Renminbi or any combination thereof (subject to any reductions in respect of payments made pursuant to Section 5.01 (b)(ix)), and increased by the net cash, cash equivalents and short-term investments (as determined in accordance with GAAP) received by the Seller in connection with the sale or other transfer of any of the Excluded Businesses (i.e. net of any cash, cash equivalents and short-term investments (as determined in accordance with GAAP) transferred in connection with such sale or transfer). “Retained Cash” at the Closing may also include an additional amount of Renminbi to be used solely to purchase the Excluded Businesses not transferred to the Seller (or its designee) prior to the Closing, and any such purchase shall be completed within 3 months after the Closing, after which any such remaining amount not so used shall be transferred to an account designated by the Purchaser and will no longer be designated “Retained Cash”.
          “Seller ADSs” means the American Depositary Shares of the Seller, each representing five (5) ordinary shares, par value US$0.00005 per share, of the Seller.
          “Seller Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (other than a state of facts existing on the date hereof which is in the Purchaser’s Knowledge), is materially adverse to (i) the business, financial condition, assets, liabilities or results of operations of the Companies, the Subsidiaries and the Group Companies taken as a whole or (ii) the ability of the Seller to timely consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that in no event shall any of the following, alone or in combination be deemed to constitute, nor shall any event, circumstance, change or effect relating to any of the following be taken into account in determining whether there has been a Seller Material Adverse Effect: (A) adverse changes in general economic conditions or changes in securities markets in general, (B) general changes in the industries in which the Seller, the Companies, the Subsidiaries and the Group Companies operate, except those events, circumstances, changes or effects that have had a disproportionate effect on the Seller, the Companies, the Subsidiaries and the Group Companies compared to other entities operating in such industries, (C) any adverse effect resulting from any change in GAAP or any applicable Law or agency requirements of any Governmental Authority, or regulatory requirements, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, except for any such change that has had a disproportionate effect on the Seller, the Companies, the Subsidiaries and the Group Companies compared to other entities operating in such industries, (D) any changes in the price or trading volume of the Seller ADSs on NASDAQ National Market (but excluding any fact, change, effect, event or occurrence that caused or contributed to such change in market price or trading volume), (E) the public announcement or pendency of the transactions contemplated hereby, (F) the failure of the Seller to meet internal or analysts’ expectations or projections with respect to its business, (G) the outbreak or escalation of hostilities involving the United States or the PRC, the declaration by the United States or the PRC of war or the occurrence of any natural disasters and acts of terrorism or (H) (i) losses of employees (other than in the circumstances specified in Section 6.02(g)) or (ii) delays or cancellation of orders for the Companies’, the Subsidiaries’ and the Group Companies’ respective businesses, in each case, relating to the announcement of this Agreement of the Ancillary Agreements or any of the transactions contemplated hereby or thereby or (I) any event, circumstance, change or effect resulting from compliance by the Seller, the Companies, the Subsidiaries or the Group Companies with the terms of this Agreement and each Ancillary Agreement to which they are a party or actions permitted by this Agreement (or otherwise consented to by the Purchaser).
          “Seller Shareholder Litigation” means the purported class action litigation proceedings in the United States federal court, Southern District of New York, referred to as In re Focus Media Holding Limited Litigation, Master File No. 1:07-cv-10617, and any future state or federal litigation arising from the same operative facts set forth in the Consolidated Amended Complaint filed on June 23, 2008 in the above referenced purported class action proceedings.
          “Seller’s Knowledge” means the actual knowledge, after due inquiry, of the individuals listed in Schedule 3.
          “Solvent” or “Solvency” means, in respect of any Person, (i) that such Person is able to pay their debts as they fall due in the ordinary course of business and (ii) that the present fair saleable value of such Person’s assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured.
          “Straddle Period” means any taxable period beginning on or prior to and ending after the date of the Closing.
          “Subsidiaries” means each of the Persons listed on Schedule 4 and any and all corporations, partnerships, limited liability companies, joint ventures, associations, and other entities controlled by the Companies directly or indirectly through one or more intermediaries; provided, however, that, “Subsidiaries” does not include the Group Companies.
          “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Tax authority, including any schedule or attachment thereto or any amendment thereof.
          “Taxes” means any and all taxes, levies, duties, tariffs, imposts (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, share capital, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes, and customs’ duties, tariffs, and similar charges.
          “Traditional Billboard Business” means the traditional (non-LED) billboard business of (Beijing Tuojiachengyuan Advertisement Co., Ltd.).
          SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
“Business”	Recitals
“Closing”	2.03
“Confidentiality Agreement”	5.03(b)
“Competing Business”	5.18
“Consideration”	2.02
“ERISA”	3.18(d)
“FMC”	Recitals
“FMC Shares”	Recitals
“IAL”	Recitals
“IAL Shares”	Recitals
“Initial Structure Agreements”	5.14(a)
“Judgment and Fees”	5.17
“Structure Agreements”	3.25
“Lock-up Agreement”	5.08
“Material Seller Contracts”	3.15
“Material Purchaser Contracts”	4.13
“Parties”	Recitals
“Permits”	3.13(ii)
“Purchaser”	Recitals
“Purchaser Disclosure Schedule”	Preamble
“Purchaser Financial Statements”	4.07
“Purchaser Interim Financial Statements”	4.07
“Purchaser Plans”	4.16(a)
“Representatives”	5.03(a)
“Restricted Period”	5.18
“Restricted Share Units”	4.02
“Second Structure Agreements”	5.14(a)
“SEC”	Preamble
“Securities Act”	3.08(i)
“Seller”	Recitals
“Seller Designated Directors”	5.17
“Seller Plans”	3.18(a)
“Seller Disclosure Schedule”	Preamble
“Seller Financial Statements”	3.09(a)

Defined Term	Location of Definition
“Seller Interim Financial Statements”	3.09(a)
“Seller SEC Documents”	Preamble
“Shares”	Recitals
“Initial Structure Agreements”	5.14(a)
“Structure Agreements”	3.25
“Violation”	5.16(j)
          SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
          (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
          (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;
          (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
          (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
          (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
          (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
          (h) references to a Person are also to its successors and permitted assigns; and
          (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II
PURCHASE AND SALE
          SECTION 2.01. Purchase and Sale of the Shares and the Business Assets; Liabilities Assumed. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, the Shares and the Business Assets, and the Purchaser shall purchase the Shares and the Business Assets.
          (b) Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume, perform and discharge when due Liabilities relating to the Business Assets.
          SECTION 2.02. Consideration. The consideration to be issued by the Purchaser to the Seller for the Shares and the Business Assets and the covenants set forth in Section 5.18 shall be 47,000,000 newly issued Purchaser Shares (the “Consideration”) to be issued and credited as fully paid to the Seller or as the Seller may direct. The Consideration shall be allocated among the Shares, the Business Assets and the covenants set forth in Section 5.18 as shall be mutually agreed between the Parties. As soon as practicable after the Closing, the Seller shall deliver to Purchaser a statement allocating the Purchase Price among the Shares and the Business Assets. If within 20 days after the delivery of such statement Purchaser notifies Seller in writing that Purchaser objects to the allocation, the Purchaser and Seller shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that the Purchaser and Seller are unable to resolve such dispute within 20 days, the Purchaser and Seller shall jointly retain an internationally recognized accounting or appraisal firm (the “Appraisal Firm”) to resolve the dispute. The costs, fees and expenses of the Appraisal Firm shall be borne equally by the Purchaser and Seller. The Purchaser and Seller agree to be bound for all tax purposes by the allocation, and shall not take any contrary tax position regarding such allocation, unless otherwise required pursuant to a final determination under applicable law.
          SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 12th Floor, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Central, Hong Kong at 10:00 a.m. local time on the eleventh Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Section 6.01(b), (e) and (f) and Sections 6.02(b), (d) and (e) or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing.
          SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:
          (a) stock transfer forms duly endorsed in blank in respect of the Shares and existing certificates representing the Shares;
          (b) a copy of the Lock-up Agreement executed by Jason Nanchun Jiang;

          (c) a receipt for the certificates evidencing the Consideration;
          (d) copies of the Purchaser Structure Agreements executed by the parties thereto (other than the Purchaser and its Affiliates);
          (e) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;
          (f) a certificate of a duly authorized officer of the Seller certifying as to the matters set forth in Section 6.02(a);
          (g) a certified copy of the register of members of each of the Companies showing the Purchaser as the registered holder of the FMC Shares, the TMHL Shares and the IAL Shares and a certified copy of the resolutions of the Board of Directors of each of the Companies authorizing the transfer of the FMC Shares, the TMHL Shares or the IAL Shares, as applicable, from the Seller to the Purchaser; and
          (h) the resignations as director, effective as of the Closing, of all of the directors of the Companies, each Subsidiary and each Group Company, except for such persons as shall have been designated in writing at least seven Business Days prior to the Closing by the Purchaser to the Seller.
          SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:
          (a) one or more certificates (or evidence of book entry on the register of members of the Purchaser or such other evidence as may be agreed by the Parties) evidencing the Consideration in the name of the Seller or as the Seller may direct;
          (b) executed counterparts of each Ancillary Agreement to which the Purchaser is a party;
          (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Purchaser, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions, including, without limitation, the issue of the Consideration, contemplated hereby and thereby; and
          (d) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 6.01(a).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLER
          As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to Purchaser as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date or time) that, except as set forth in the disclosure schedule delivered by Seller to Purchaser concurrently herewith (the “Seller Disclosure Schedule”) (with specific reference to the particular Section or subsection of this Article III to which the information set forth in such section of the Seller Disclosure Schedule relates; provided that any information set forth in one section of such Seller Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Article III to which its relevance is reasonably apparent) and except as set forth in any forms, reports and documents filed or furnished by Seller with the Securities and Exchange Commission (the “SEC”) under the Exchange Act (such documents, as supplemented and amended since the times of filing, collectively, the “Seller SEC Documents”) filed prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent such information is reasonably apparent as pertaining to any section of this Article III:
          SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws the Cayman Islands and has all necessary power and authority to enter into this Agreement and the Ancillary Agreements to which the Seller is a party, to carry out its obligations hereunder and thereunder and to timely consummate the transactions contemplated hereby and thereby. The Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) materially adversely affect the ability of the Companies, the Subsidiary and the Group Companies to conduct the Business or (b) individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements to which the Seller is a party by the Seller, the performance by the Seller of its obligations hereunder and thereunder and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Seller and its shareholders. This Agreement has been, and upon their execution the Ancillary Agreements to which the Seller is a party shall have been, duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Seller is a party shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No action by the shareholders of the Seller is necessary to authorize this Agreement and the Ancillary Agreements to which the Seller is a party or to timely consummate the transactions contemplated hereby and thereby.

          SECTION 3.02. Organization, Authority and Qualification of the Companies. The Companies are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have all necessary power and authority to own, operate or lease the properties and Assets now owned, operated or leased by them and to carry on the Business as it has been and is currently conducted. The Companies are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the properties owned or leased by them or the operation of the Business makes such licensing or qualification necessary or desirable, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) materially adversely affect the ability of the any Company, any Subsidiary or any Group Company to conduct the Business or (b) reasonably be expected to have a Seller Material Adverse Effect. Except as would not reasonably be expected to have a Seller Material Adverse Effect, all corporate actions taken by the Companies have been duly authorized, and the Companies have not taken any action that in any respect conflicts with, constitutes a default under, or results in a violation of, any provision of their respective Certificates of Incorporation or by-laws (or similar organizational documents).
          SECTION 3.03. Subsidiaries and Group Companies. (a) Section 3.03(a) of the Seller Disclosure Schedule sets forth a true and complete list of all Subsidiaries and Group Companies, listing for each Subsidiary and Group Company its name, type of entity, the jurisdiction and date of its incorporation or organization, its authorized share capital, partnership capital or equivalent, the number and type of its issued and outstanding equity securities, partnership interests or similar ownership interests and the current ownership of such equity securities, partnership interests or similar ownership interests.
          (b) Other than the Subsidiaries and the Group Companies, there are no other corporations, partnerships, joint ventures, associations or other entities in which the Companies, any Subsidiary or any Group Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same, or which the Companies, the Subsidiaries or the Group Companies control or have any obligation (contingent or otherwise) to provide funds to. Other than the Subsidiaries and the Group Companies, neither the Company nor any Subsidiary is a member of (nor is any part of the Business conducted through) any partnership nor is the Company, any Subsidiary or any Group Company a participant in any joint venture or similar arrangement.
          (c) Except as would not reasonably be expected to have a Seller Material Adverse Effect, each Subsidiary and Group Company that is a corporation: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and Assets owned, operated or leased by such Subsidiary or Group Company and to carry on its business as it has been and is currently conducted by such Subsidiary or Group Company and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.
          (d) Except as would not reasonably be expected to have a Seller Material Adverse Effect, all corporate actions taken by each Subsidiary and Group Company have been duly authorized and no Subsidiary or Group Company has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-Laws (or similar organizational documents).
          SECTION 3.04. Capitalization. (a) The authorized capital of FMC consists of 10,000 ordinary shares, the authorized capital of TMHL consists of 210,000,000 common shares and 66,000,000 preferred shares, and the authorized capital of IAL consists of 5,000,000 common shares. As of the date hereof, (i) 10,000 FMC Shares, (ii) 111,100,000 common shares of TMHL, 41,641,679 Series A preferred shares of TMHL and 21,820,243 Series B preferred shares of TMHL and (iii) 1,000,000 IAL Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding FMC Shares, TMHL Shares or IAL Shares were issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Shares or obligating the Seller or any Company to issue or sell any Shares, or any other interest in, any Company. There are no outstanding contractual obligations of the Seller, the Companies, the Subsidiaries or the Group Companies to repurchase, redeem or otherwise acquire any Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the issued and outstanding share capital of the Companies and are owned of record and beneficially by the Seller free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the share records of the Companies, the Purchaser will have good title to the Shares, and will own all the issued and outstanding share capital of the Companies free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.
          (b) Except as set forth in Section 3.04(a) of the Seller Disclosure Schedule, all the outstanding share capital of each Subsidiary and Group Company that is a corporation are validly issued, fully paid, nonassessable and, except with respect to wholly owned Subsidiaries, free of preemptive rights other than those provided by applicable laws. All of the outstanding equity securities of (Focus Media Technology (Shanghai) Co., Ltd) , (New Focus Media Technology (Shanghai) Co., Ltd.) and (Focus Media (China) Technology Co., Ltd) are owned by FMC, all of the outstanding equity securities of (Target Media Multi—Media Technology (Shanghai) Co., Ltd.) are owned by TMHL and all of the outstanding equity securities of (Shanghai Framedia Investment Consultancy Co., Ltd.) are owned by IAL, in each case, free and clear of all Encumbrances. Except for those provided by applicable Structure Agreements, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of any Subsidiary or Group Company or obligating the Seller, any Company, any Subsidiary or any Group Company to issue or sell any equity securities of, or any other interest in, any Subsidiary or Group Company and no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any share capital of or any other interests in any Subsidiary or Group Company.
          (c) The share registers of each Company, Subsidiary and Group Company accurately record: (i) the name and address of each Person owning Shares or other equity securities, (ii) the certificate number of each certificate evidencing equity securities issued by such Company, Subsidiary or Group Company, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation and (iii) the record of security rights, if any, on equity securities issued by such Company, Subsidiary or Group Company.
          SECTION 3.05. Corporate Books and Records. Except as would not reasonably be expected to have a Seller Material Adverse Effect, the minute books (or equivalent) of the Companies, the Subsidiaries and the Group Companies contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Boards of Directors and all committees of the Boards of Directors and the Boards of Supervisors (if applicable) of the Companies, the Subsidiaries and the Group Companies and the corporate books and records have been kept in accordance with applicable Law.
          SECTION 3.06. No Conflict. Except as disclosed in Section 3.06 of the Seller Disclosure Schedule, assuming compliance with the Anti-Monopoly Law, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Seller is a party by the Seller do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents) of the Seller, any Company, any Subsidiary or any Group Company, or (b) conflict with or violate (or cause an event which could reasonably be expected to have a Seller Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Seller, any Company, any Subsidiary, any Group Company or any of their respective Assets, properties or businesses, or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares, any of the Assets or any of the Business Assets pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller, any Company, any Subsidiary or any Group Company is a party or by which any of the Shares or any of such Assets is bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
          SECTION 3.07. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Seller is a party by the Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) as described in Section 3.07 of the Seller Disclosure Schedule, and (b) the pre-merger notification and waiting period requirements of the Anti-Monopoly Law.

          SECTION 3.08. Seller SEC Documents. (a) Since December 31, 2005, the Seller has filed or furnished all forms, reports, documents and other materials required to be filed by it with the SEC. As of the respective dates, or, if amended, as of the date of the last such amendment, the Seller SEC Documents, including any financial statements or schedules included therein, (i) were prepared in all material respects in accordance with either the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          SECTION 3.09. Financial Information; Books and Records. (a) The Seller SEC Documents include (i) the audited consolidated balance sheet of the Seller for each of the three fiscal years ended as of December 31, 2005, December 31, 2006 and December 31, 2007, and the related audited consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income of the Seller, together with all related notes and schedules thereto, accompanied by the reports thereon of the Seller’s independent accountants (collectively referred to herein as the “Seller Financial Statements”) and (ii) the unaudited condensed consolidated balance sheet of the Seller as of September 30, 2008, and the related unaudited consolidated statements of operations and cash flows of the Seller, together with all related notes and schedules thereto (the “Seller Interim Financial Statements”). The Seller has provided to the Purchaser copies of the unaudited consolidated balance sheet of the Business as of September 30, 2008, and the related unaudited consolidated statement of income, copies of which appear in Section 3.09 of the Seller Disclosure Schedule (collectively referred to herein as the “Business Financial Statements”). The Seller Financial Statements, the Seller Interim Financial Statements and the Business Financial Statements (I) were prepared in accordance with the books of account and other financial records of the Seller, its subsidiaries, the Companies, the Subsidiaries and the Group Companies, (II) present fairly in all material respects the consolidated financial condition and results of operations of the Seller, its subsidiaries, the Companies, the Subsidiaries and the Group Companies as of the dates thereof or for the periods covered thereby, except in the case of the Seller Interim Financial Statements and the Business Financial Statements for the absence of notes thereto and subject to normal and recurring year-end adjustments, and (III) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Seller, its subsidiaries, the Companies, the Subsidiaries and the Group Companies.
          (b) Since December 31, 2005, there has been no change in any of the significant accounting policies, practices or procedures to the Seller, its subsidiaries, the Companies, the Subsidiaries or the Group Companies. The Seller maintains a system of internal accounting controls (“Internal Controls”) sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          SECTION 3.10. Absence of Undisclosed Liabilities. (a) There are no Liabilities of the Seller, the Companies, the Subsidiaries or the Group Companies, other than (i) Liabilities reflected or reserved against on the Seller Financial Statements, the Seller Interim Financial Statements or the Business Financial Statements, (ii) Liabilities set forth in Section 3.10(a) of the Seller Disclosure Schedule or (iii) Liabilities incurred since December 31, 2007 in the ordinary course of business, consistent with past practice, of the Seller, its subsidiaries, the Companies, the Subsidiaries and the Group Companies which could not reasonably be expected to have a Seller Material Adverse Effect.
          (b) Except as set forth in Section 3.10(b) of the Seller Disclosure Schedule, no Company, Subsidiary or Group Company has any Liability in respect of any “earn-out” or other contingent or performance-based payment obligation related to the acquisition by the Seller, any Company, any Subsidiary or any Group Company of any Person, business or assets.
          SECTION 3.11. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since December 31, 2007, except as expressly contemplated by this Agreement, (a) the Seller, the Companies, the Subsidiaries and the Group Companies have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Seller Material Adverse Effect.
          SECTION 3.12. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or as set forth in Section 3.12 of the Seller Disclosure Schedule, there are no Actions by or against the Seller, the Companies, the Subsidiaries or the Group Companies (or by or against the Seller or any Affiliate thereof and relating to the Business, the Companies, the Subsidiaries or the Group Companies) or affecting any of the Assets, the Business Assets or the Business pending before any Governmental Authority (or, to the Seller’s Knowledge, threatened to be brought by or before any Governmental Authority). Except as set forth in Section 3.12 of the Seller Disclosure Schedule, none of the Seller, the Companies, the Subsidiaries, the Group Companies any of their respective assets, rights or properties relating primarily to the Business, including the Assets and Business Assets, is subject to any Governmental Order (nor, to the Seller’s Knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or could reasonably be expected to have a Seller Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the timely consummation of the transactions contemplated hereby or thereby.
          SECTION 3.13. Compliance with Laws; Permits. Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, the Companies, the Subsidiaries and the Group Companies have each conducted and continue to conduct the Business in material compliance with all Laws and Governmental Orders applicable to the Companies, the Subsidiaries and the Group Companies, the Assets or the Business Assets, and no Company, Subsidiary or Group Company is in material violation of any such Law or Governmental Order. The Companies, the Subsidiaries and the Group Companies have obtained all permits, franchises, authorizations, licenses or other approvals issued or granted by any Governmental Authority (collectively, “Permits”) that are necessary to the conduct of their respective businesses as presently being conducted and all such Permits are in full force and effect, in each case, except as would not reasonably be expected to have a Seller Material

Adverse Effect. None of the Companies, the Subsidiaries or the Group Companies is in violation or default of such Permits, and none of the Seller, the Companies, the Subsidiaries or the Group Companies has received any written notification from any Governmental Authority threatening to suspend, revoke, withdraw, modify or limit any of the Permits, in each case, except as such violation or default together with all other Violations of Permits (as defined immediately below) would not reasonably be expected to have a Seller Material Adverse Effect. As used in this Agreement, “Violations of Permits” means, collectively, breaches of any other Permits referred to in any other Section of this Agreement.
          SECTION 3.14. Material Contracts. (a) Section 3.14(a) of the Seller Disclosure Schedule lists the following types of contracts and agreements to which the Seller, any Company, any Subsidiary or any Group Company is a party and that relate primarily to the Business (such contracts and agreements as are required to be set forth in Section 3.14(a) of the Seller Disclosure Schedule and the Company IP Agreements being the “Material Seller Contracts”):
     (i) each “material contract” (as such term is used in Form 20-F of the SEC) relating to the Companies, the Subsidiaries, the Group Companies, or the Business, or any such contract to which any Company, any Subsidiary or any Group Company is a party;
     (ii) all contracts and agreements pursuant to which control is exercised by the Seller, the Companies or the Subsidiaries over any Group Company;
     (iii) all contracts and agreements between any Company, any Subsidiary or any Group Company, on the one hand, and the Seller or any of its Affiliates (other than any Company, any Subsidiary or any Group Company), on the other hand;
     (iv) all contracts and agreements that limit, or purport to limit, the ability of any Company, any Subsidiary or any Group Company to compete or engage in any line of business or with any person or entity or in any geographic area or during any period of time;
     (v) all contracts and agreements providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect to any off-balance sheet financing;
     (vi) all contracts and agreements for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $500,000 other than contracts and agreements for which the payments to be made thereunder are currently accounted for in Seller’s capital budget;
     (vii) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company, any Subsidiary or any Group Company with any third party;
     (viii) all contracts and agreements for pending acquisitions of capital stock or assets of another Person (whether by merger or stock or asset purchase);

     (ix) all contracts and agreements (including any so-called take or pay or keep well agreements) under which any Company, any Subsidiary, or any Group Company has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness, Liabilities or obligations of another Person;
     (x) any contract or agreement (other than contracts of the type described in subclauses (i) through (ix) above) that involves aggregate future payments by or to any Company, any Subsidiary, or any Group Company in excess of $1,000,000 per annum, other than a purchase or sales order or other contract entered into in the ordinary course of business consistent with past practice; and
     (xi) all other contracts and agreements that relate primarily to the Business and are material to the Companies, the Subsidiaries and the Group Companies, taken as a whole, or the absence of which could reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect.
          (b) Except as could not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect:
     (i) each Material Seller Contract is a legal, valid and binding agreement;
     (ii) none of the Seller, the Companies, the Subsidiaries or the Group Companies has received any written claim of material default under any Material Seller Contract and none of the Seller, the Companies, the Subsidiaries or the Group Companies is in material breach or violation of, or material default under, any Material Seller Contract;
     (iii) to the Seller’s Knowledge, no other party is in material breach or violation of, or material default under, any Material Seller Contract; and
     (iv) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall constitute a default under, give rise to modification, acceleration, or cancellation rights under, or otherwise adversely affect any of the rights of the Companies, the Subsidiaries or the Group Companies under any Material Seller Contract.
The Seller has furnished or made available to the Purchaser true and complete copies of all Material Seller Contracts, including any amendments thereto.
          SECTION 3.15. Intellectual Property. (a) Section 3.15(a) of the Seller Disclosure Schedule sets forth a true and complete list of all (i) patents and patent applications, registered trademarks and trademark applications, registered copyrights and copyright applications, and domain names included in the Company Intellectual Property, and (ii) material Company IP Agreements, other than commercially available off-the-shelf computer software licensed pursuant to shrink-wrap or click wrap licenses with an aggregate value of less than $100,000.

          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, (i) a Company, a Subsidiary or a Group Company is the exclusive owner of all right, title and interest in and to the Company Intellectual Property, free and clear of all Encumbrances, and has the right to use the Licensed Intellectual Property in connection with the Business, (ii) a Company, a Subsidiary or a Group Company is entitled to use all Company Intellectual Property and Licensed Intellectual Property in the operation of the Business without limitation, subject only to the terms of the Company IP Agreements, (iii) the Company Intellectual Property and to the Seller’s Knowledge, the Licensed Intellectual Property is valid and enforceable and no Action alleging otherwise is pending, and no written Claim has been threatened or asserted against the Seller, any Company, any Subsidiary or any Group Company alleging otherwise, and (iv) the Company Intellectual Property and the rights granted under the Company IP Agreements include all of the Intellectual Property primarily used by the Companies, the Subsidiaries, or the Group Companies in or primarily related to the ordinary operation of the Business as presently conducted.
          (c) (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, to the Seller’s Knowledge, the conduct of the Business and the use of the Company Intellectual Property by the Companies, the Subsidiaries, or the Group Companies in connection with the Business as currently conducted does not infringe or misappropriate or otherwise violate the Intellectual Property of any third party, and (ii) no Action alleging any of the foregoing is pending, and, to the Seller’s Knowledge, no written Claim has been threatened or asserted against the Seller, any Company, any Subsidiary or any Group Company alleging any of the foregoing. To the Seller’s Knowledge, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Company Intellectual Property in any manner that would, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
          (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, none of the Companies, the Subsidiaries or the Group Companies is bound by any contract or agreement providing that consummation of the transactions contemplated by this Agreement will result in (i) the grant of any license under, or the creation of any Encumbrance on, any Intellectual Property that is owned by or licensed to any Company, any Subsidiary, any Group Company, the Purchaser or any of its Affiliates, (ii) any Company, any Group Company, the Purchaser or any of its Affiliates being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the Closing, or (iii) any Company, any Subsidiary or any Group Company being obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the Closing, or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.
          (e) Except as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, the Company, the Subsidiaries and the Group Companies have taken commercially reasonable steps to protect and maintain (i) their respective rights in any confidential information or trade secrets included among the Company Intellectual Property and (ii) the security and integrity of their respective systems and software.

          SECTION 3.16. Real Property; Assets. (a) Each parcel of real property owned by any Company, any Subsidiary or any Group Company (i) is owned free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) is neither subject to any Governmental Order or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Seller’s Knowledge, has any such condemnation, expropriation or taking been proposed, in each case, except as would not reasonably be expected to have a Seller Material Adverse Effect.
          (b) The leases and subleases relating to each parcel of real property currently leased or subleased by the Companies, the Subsidiaries or the Group Companies are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Companies, the Subsidiaries or the Group Companies or, to the Seller’s knowledge after due inquiry, by the other party to such lease or sublease, or person in the chain of title to such leased premises, in each case, except as would not reasonably be expected to have a Seller Material Adverse Effect.
          (c) As of the date of this Agreement, (i) each of the Companies, the Subsidiaries and the Group Companies has good and marketable title to, or, in the case of leased properties, valid leasehold or subleasehold interests in, all of its Assets, tangible and intangible, real, personal and mixed, used or held for use in the Business, free and clear of any Encumbrances, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property, (ii) the Seller, its subsidiaries and PRC-based Affiliates (other than the Companies, the Subsidiaries and the Group Companies) have good and marketable title to, or, in the case of leased properties, valid leasehold or subleasehold interests in, the Business Assets, free and clear of any Encumbrances, and (iii) as of the Closing, the Companies, the Subsidiaries and the Group Companies shall have good and marketable title to, or, in the case of leased properties, valid leasehold or subleasehold interests in, all of the Business Assets, free and clear of any Encumbrances, in each case, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property, and except as would not reasonably be expected to have a Seller Material Adverse Effect.
          (d) The Assets and the Business Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business. At all times since December 31, 2007, the Seller has caused the Assets and the Business Assets to be maintained in accordance with good business practice, and all the Assets and the Business Assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used, except as would not reasonably be expected to have a Seller Material Adverse Effect.
          SECTION 3.17. Employee Benefit Matters. (a) Plans and Documents. For purposes of this Agreement, “Seller Plans” shall mean (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements and all employment, termination, severance or other contracts or agreements, to which the Company, any Subsidiary or any Group Company is a party, with respect to which the Company, any Subsidiary or any Group Company has any obligation or which are maintained, contributed to or sponsored by the Company, any Subsidiary or any Group Company for the benefit of any current or former employee, officer or director of the Company, any Subsidiary or any Group Company and (ii) each employee benefit plan for which the Company, any Subsidiary or any Group Company has any actual or contingent liability. The Seller has made available to the Purchaser a complete and accurate copy of each Seller Plan, including (if applicable) (A) each trust or other funding arrangement related to such Seller Plan, and (B) the most recently prepared actuarial report and financial statement for such Seller Plan. Neither the Company, any Subsidiary nor any Group Company has any legally binding commitment (I) to create, incur material liability with respect to or cause to exist, any other material employee benefit plan, program or arrangement, (II) to enter into any contract or agreement to provide material compensation or material benefits to any individual or (III) to modify, change or terminate any material Seller Plan, other than, in each case of clause (I), (II) or (III) above, with respect to a modification, change or termination required by applicable Law or by the terms of any Seller Plan, or with respect to the regularly scheduled renewal or extension, in the ordinary course of business consistent with past practice, of any Seller Plan.
          (b) Compliance. Except as set forth on Section 3.17(b) of the Seller Disclosure Schedule or as would not reasonably be expected to have a Seller Material Adverse Effect: (i) each Seller Plan has been operated in compliance with its terms and the requirements of all applicable Laws and Governmental Orders; (ii) each of the Companies (and each Subsidiary and Group Company) is not in default under or in violation of any Seller Plan; and (iii) no Action is pending or, to the Seller’s Knowledge, threatened with respect to any Seller Plan (other than claims for benefits in the ordinary course).
          (c) Absence of Certain Liabilities. Except as set forth on Section 3.17(c) of the Seller Disclosure Schedule, neither the Company, any Subsidiary nor any Group Company has incurred any liability under, arising out of or by operation of Title IV of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no fact or event exists that could give rise to any such liability.
          (d) Plan Contributions and Funding. Except as set forth on Section 3.17(d) of the Seller Disclosure Schedule or as would not reasonably be expected to have a Seller Material Adverse Effect: (i) all contributions, premiums or payments to each Seller Plan required by applicable Law or by the terms of such Seller Plan have been made on or before their due dates or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each Seller Plan that is required to be funded, the liability of each insurer for any Seller Plan funded through insurance or the book reserve established for any Seller Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all participants in such Seller Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Seller Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Seller Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
          (e) Acceleration and Vesting. Except as set forth on Section 3.17(e) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Company, any Subsidiary or any Group Company to material severance pay or any material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) with respect to employees of the Company, any Subsidiary or any Group Company, accelerate the time of payment or vesting or trigger any material payment or funding of compensation or benefits under, or materially increase the amount payable or trigger any other material obligation pursuant to, any of the Seller Plans, or (iii) limit or restrict the right of the Company, any Subsidiary or any Group Company, or, after the consummation of the transactions contemplated hereby, the Purchaser, to merge, amend or terminate any of the Seller Plans.
          SECTION 3.18. Labor Matters. (a) Neither the Company, any Subsidiary nor any Group Company is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, any Subsidiary or any Group Company, and, to the Seller’s Knowledge, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company, any Subsidiary or any Group Company.
          (b) Except as set forth on Section 3.18(b) of the Seller Disclosure Schedule, there are no material controversies, strikes, slowdowns or work stoppages pending or, to the Seller’s Knowledge, threatened between the Company, any Subsidiary or any Group Company and any of their respective employees, and neither the Company, any Subsidiary nor any Group Company has experienced any such material controversy, strike, slowdown or work stoppage within the past five years.
          (c) Except as set forth on Section 3.18(c) of the Seller Disclosure Schedule or as would not reasonably be expected to have a Seller Material Adverse Effect: (i) neither the Company, any Subsidiary nor any Group Company has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against the Company, any Subsidiary or any Group Company under any such agreement or contract; (ii) there are no unfair labor practice complaints pending against the Company, any Subsidiary or any Group Company before any Governmental Authority or any current union representation questions involving employees of the Company, any Subsidiary or any Group Company; and (iii) the Company and each Subsidiary and Group Company are currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes.
          SECTION 3.19. Certain Interests. Other than as provided in the Structure Agreements and Section 3.19 of the Seller Disclosure Schedule:
          (a) no officer or director of the Seller, any Company, any Subsidiary or any Group Company, or any shareholder of any Group Company, and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder:
     (i) has any direct or indirect financial interest in any competitor, supplier or customer of any Company, any Subsidiary, any Group Company or the Business; provided, however, that the ownership of securities representing no more than five percent of the outstanding voting power of any competitor, supplier or customer and that are also listed on any national securities exchange, shall not be deemed to be a “financial interest” so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;
     (ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that any Company, any Subsidiary or any Group Company uses or has used in the conduct of the Business or otherwise; or
     (iii) has outstanding any Indebtedness to any Company, any Subsidiary or any Group Company; and
          (b) none of the Companies, the Subsidiaries or the Group Companies has any Liability of any nature whatsoever to any officer, director or shareholder of any Company, any Subsidiary or any Group Company or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or shareholder.
          SECTION 3.20. Taxes. Except as would not be reasonably be expected to have a Seller Material Adverse Effect:
          (a) (i) all Tax Returns required to be filed by or with respect to the Companies, the Subsidiaries and the Group Companies have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of each Company, Subsidiary and Group Company have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Authority; (v) other than as set forth in Section 3.20 of the Seller Disclosure Schedule, there are no pending Actions for the assessment or collection of Taxes against any Company, any Subsidiary or any Group Company; (vi) there are no Tax liens on any Assets or Business Assets; (vii) each of the Companies, the Subsidiaries and the Group Companies has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (viii) none of the Companies, the Subsidiaries or the Group Companies is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns; and (ix) none of the Companies, the Subsidiaries, or the Group Companies has any liability for the Taxes of any Person (other than any of the Companies, the Subsidiaries, or the Group Companies); and
          (b) Each of the Subsidiaries and Group Companies has, in accordance with applicable Law, duly registered with the relevant Government Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Government Authorities. No submissions made to any Government Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Seller’s Knowledge threatened.

          SECTION 3.21. Insurance. None of the Companies, the Subsidiaries and the Group Companies is covered by any insurance policy.
          SECTION 3.22. Certain Business Practices. None of the Seller, the Companies, the Subsidiaries or any Group Company or their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Companies, the Subsidiaries or any Group Company or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.
          SECTION 3.23. Dividends and Distributions. (a) Retained earnings of the Group Companies, for purposes of declaring and paying dividends, were computed in accordance with PRC generally accepted accounting principles and no such dividends were declared and paid.
          (b) All contractual and other payments, if any, made by the Group Companies to FMC, TMHL, IAL or the Subsidiaries have been made according to the terms and conditions of the Structure Agreements and no such payments have been subject to withholding Taxes under the laws and regulations of the PRC that have not been withheld and have been otherwise free and clear of any withholding Taxes in the PRC that were not otherwise withheld.
          SECTION 3.24. Structure Agreements. Section 3.24 of the Seller Disclosure Schedule sets forth all of the agreements, contracts and instruments enabling the Seller to effect control over and consolidate with its financial statements each Group Company (the “Structure Agreements”). Each of the Companies, Subsidiaries, Group Companies and Jason Nanchun Jiang and Jimmy Wei Yu which or who is a party to the Structure Agreements has full power, authority and legal right to execute, deliver and perform their respective obligations under each of the Structure Agreements to which it or he is a party, and has authorized, executed and delivered each of the Structure Agreements to which it or he is a party, and such obligations constitute valid, legal and binding obligations enforceable against it or him in accordance with the terms of each of the Structure Agreements, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at Law). The execution, delivery and performance of each Structure Agreement by the parties thereto did not and is not reasonably expected to (i) result in any violation of the business license, articles of association, other constitutional documents (if any) or permits of the Subsidiaries or the Group Companies; (ii) result in any violation of or penalty under any laws, regulations, rules, orders, decrees, judicial interpretations, notices or other legislation of the PRC as in effect as of the date hereof; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject; except, in the case of clause (i), (ii) and (iii), as would not reasonably be expected to have a Seller Material Adverse Effect. Each Structure Agreement is in full force and effect and none of Jason Nanchun Jiang, Jimmy Wei Yu, the Subsidiaries or the Group Companies which or who is a party to any Structure Agreement is in breach or default in the performance or observance of any of the terms or provisions thereof. To the Seller’s Knowledge, none of the parties to any Structure Agreement has sent or received any written communication regarding termination of, or intention not to renew, any of the Structure Agreements, and no such termination or non-renewal has been threatened by any of the parties thereto. No material breach or default under any of the Structure Agreements by any Subsidiary or Group Company will occur as a result of the execution, delivery and performance of this Agreement or any Ancillary Agreement. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreement to which the Company is a party will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any Group Company under any Structure Agreement.
          SECTION 3.25. No State-Owned Assets. None of the Assets or the Business Assets constitute state-owned assets and, accordingly, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated in this Agreement or in any of the Ancillary Agreements.
          SECTION 3.26. Solvency. The Seller is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors. As of the date of this Agreement and as of the Closing (including after giving effect to the Closing), the Seller (i) will be Solvent; (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred debts beyond its ability to pay as they become absolute and matured.
          SECTION 3.27. Brokers. Except for Credit Suisse Securities (USA) LLC (“Credit Suisse”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of the Seller. The Seller is solely responsible for the fees and expenses of Credit Suisse.
          SECTION 3.28. No Other Representations and Warranties. None of the Purchaser or any other Person has made any representation or warranty, expressed or implied, as to the Purchaser, the Purchaser Subsidiaries or the Purchaser’s business, or the accuracy or completeness of any information regarding the Purchaser, the Purchaser Subsidiaries or the Purchaser’s business furnished or made available to the Seller and its representatives, except as expressly set forth in this Agreement, the Purchaser Disclosure Schedule (as defined below in the introduction to Article IV) or the Exhibits and Schedules hereto. The Seller has not relied on any representation or warranty from the Purchaser or any other Person in determining to enter into this Agreement or the Ancillary Agreements, except as expressly set forth in this Agreement, the Purchaser Disclosure Schedule or the Exhibits and Schedules hereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
          As an inducement to the Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date or time) that, except as set forth in the disclosure schedule delivered by Purchaser to Seller concurrently herewith (the “Purchaser Disclosure Schedule”) (with specific reference to the particular section or subsection of this Article IV to which the information set forth in such section of the Purchaser Disclosure Schedule relates; provided that any information set forth in one section of such Purchaser Disclosure Schedule shall be deemed to apply to each other section or subsection of this Article IV to which its relevance is reasonably apparent) and except as set forth in any forms, reports and documents filed or furnished by Purchaser with the SEC under the Exchange Act (such documents, as supplemented and amended since the time of filings, collectively, the “Purchaser SEC Documents”) filed prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent such information is reasonably apparent as pertaining to any section of this Article IV:
          SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to timely consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified and in good standing would not (a) materially adversely affect the ability of the Purchaser to carry on its business or (b) individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser and its shareholders. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No action by the shareholders of the Purchaser is necessary, including, without limitation, pursuant to Nasdaq rules and regulations, to authorize this Agreement and the Ancillary Agreements or to timely consummate the transactions contemplated hereby and thereby (including the issuance of the Purchaser Shares comprising the Consideration). The Purchaser is and will at all times be in full compliance with all Nasdaq rules and regulations with respect to the absence of a shareholder vote in connection with the authorization of this Agreement and the Ancillary Agreements (including the issuance of the Purchaser Shares comprising the Consideration).
          SECTION 4.02. Purchaser Subsidiaries. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, each Purchaser Subsidiary that is a corporation: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (ii) has all necessary power and authority to own, operate or lease the properties and assets owned, operated or leased by such Purchaser Subsidiary and to carry on its business as it has been and is currently conducted by such Purchaser Subsidiary and (iii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary or desirable.
          SECTION 4.03. Capitalization. (a) The authorized capital of the Purchaser consists of 150,000,000 Purchaser Shares. As of December 8, 2008, (i) 56,120,785 Purchaser Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 2,834,917 Purchaser Shares were issuable upon the exercise of share options granted pursuant to the Purchaser’s 2007 Share Incentive Plan and 1999 Stock Plan, respectively (the “Purchaser Options”) and (iii) 149,400 restricted share units of the Purchaser were outstanding under the Purchaser’s 2007 Share Incentive Plan (the “Restricted Share Units”) and (iv) 3,838,697 Purchaser Shares are issuable upon the conversion of the Purchaser Note. None of the issued and outstanding Purchaser Shares were issued in violation of any preemptive rights. Except for the Purchaser Note, the Purchaser Options, the Restricted Share Units, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Purchaser Shares or obligating the Purchaser to issue or sell any Purchaser Shares, or any other interest in, the Purchaser. There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any Purchaser Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Purchaser Shares constitute all of the issued and outstanding share capital of the Purchaser. Upon consummation of the transactions contemplated by this Agreement, the Purchaser Shares issued to the Seller will be duly authorized, validly issued, fully paid and nonassessable and free of any Encumbrances. Except for the Lock-Up Agreement, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Purchaser Shares.
          SECTION 4.04. Corporate Books and Records. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, the minute books of the Purchaser contain accurate records of all meetings and accurately reflect all other actions taken by the shareholders, Board of Directors of the Purchaser and all committees of the Board of Directors of the Purchaser and the corporate books and records have been kept in accordance with applicable Law.
          SECTION 4.05. No Conflict. Assuming compliance with the Anti-Monopoly Law, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Certificate of Incorporation or By-Laws (or similar organizational documents) of the Purchaser or any Purchaser Subsidiary, or (b) conflict with or violate (or cause an event which could reasonably be expected to have a Purchaser Material Adverse Effect as a result of) any Law or Governmental Order applicable to the Purchaser, the Purchaser Subsidiaries or any of their respective assets, properties or businesses, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Purchaser Shares or any of the Purchaser’s assets, rights or properties pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser or any Purchaser Subsidiary is a party or by which any of the Purchaser Shares or any of such assets, rights or properties is bound or affected, except, in the case of clause (c), to the extent that such conflicts, breaches, defaults or other matters would not could reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.
          SECTION 4.06. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to any Governmental Authority, except the pre-merger notification and waiting period requirements of the Anti-Monopoly Law.
          SECTION 4.07. Purchaser SEC Documents. (a) Since December 31, 2005, the Purchaser has filed or furnished all forms, reports, documents and other materials required to be filed by it with the SEC. As of the respective dates, or, if amended, as of the date of the last such amendment, the Purchaser SEC Documents, including any financial statements or schedules included therein, (i) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          SECTION 4.08. Financial Information; Books and Records. (a) The Purchaser SEC Documents include (i) the audited consolidated balance sheet of the Seller for each of the three fiscal years ended as of December 31, 2005, December 31, 2006 and December 31, 2007, and the related audited consolidated statements of operations, cash flows, and shareholders’ equity of the Purchaser, together with all related notes and schedules thereto, accompanied by the reports thereon of the Purchaser’s independent accountants (collectively referred to herein as the “Purchaser Financial Statements”) and (iii) the unaudited consolidated balance sheet of the Purchaser as of September 30, 2008, and the related unaudited condensed consolidated statements of operations of the Purchaser, together with all related notes and schedules thereto (collectively referred to herein as the “Purchaser Interim Financial Statements”). The Purchaser Financial Statements and the Purchaser Interim Financial Statements (I) were prepared in accordance with the books of account and other financial records of the Purchaser and the Purchaser Subsidiaries, (II) present fairly in all material respects the consolidated financial condition and results of operations of the Purchaser and the Purchaser Subsidiaries as of the dates thereof or for the periods covered thereby, except in the case of the Purchaser Interim Financial Statements for the absence of notes thereto and subject to normal and recurring year-end adjustments, and (III) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Purchaser and the Purchaser Subsidiaries.
          (b) Since December 31, 2005, there has been no change in any of the significant accounting policies, practices or procedures to the Purchaser or the Purchaser Subsidiaries. The Purchaser maintains a system of Internal Controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          SECTION 4.09. Absence of Undisclosed Liabilities. There are no Liabilities of the Purchaser or the Purchaser Subsidiaries, other than (a) Liabilities reflected or reserved against on the Purchaser Financial Statements or the Purchaser Interim Financial Statements, (b) Liabilities set forth in Section 4.09 of the Purchaser Disclosure Schedule or (c) Liabilities incurred since December 31, 2007 in the ordinary course of business, consistent with past practice, of the Purchaser and the Purchaser Subsidiaries which could not reasonably be expected to have a Purchaser Material Adverse Effect.
          SECTION 4.10. Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since December 31, 2007, except as expressly contemplated by this Agreement, (a) the Purchaser and the Purchaser Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and (b) there has not been any Purchaser Material Adverse Effect.
          SECTION 4.11. Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, there are no Actions by or against the Purchaser or the Purchaser Subsidiaries or affecting any of the assets or the business of the Purchaser pending before any Governmental Authority (or, to the Purchaser’s Knowledge, threatened to be brought by or before any Governmental Authority). None of the Actions disclosed in the Purchaser SEC Documents has or could reasonably be expected to have a Purchaser Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the timely consummation of the transactions contemplated hereby or thereby. Neither the Purchaser nor the Purchaser Subsidiaries, or any of their respective assets, rights or properties, is subject to any Governmental Order (nor, to the Purchaser’s Knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has or could reasonably be expected to have a Purchaser Material Adverse Effect or could affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the timely consummation of the transactions contemplated hereby or thereby.

          SECTION 4.12. Compliance with Laws; Permits. Except as would not, individually or in the aggregate, have a Purchaser Material Adverse Effect, the Purchaser and the Purchaser Subsidiaries have each conducted and continue to conduct their respective businesses in material compliance with all Laws and Governmental Orders applicable to the Purchaser and the Purchaser Subsidiaries, and neither the Purchaser nor the Purchaser Subsidiaries is in material violation of any such Law or Governmental Order. The Purchaser and the Purchaser Subsidiaries have obtained all Permits that are necessary to the conduct of their respective businesses as presently being conducted and all such Permits are in full force and effect, in each case, except as would not reasonably be expected to have a Purchaser Material Adverse Effect. None of the Purchaser or any of the Purchaser Subsidiaries is in violation or default of such Permits, nor have they received any written notification from any Governmental Authority threatening to suspend, revoke, withdraw, modify or limit any of the Permits, in each case, except as such violation or default together with all other Violations of Permits (as defined immediately below) would not reasonably be expected to have a Purchaser Material Adverse Effect.
          SECTION 4.13. Material Contracts. (a) Section 4.13(a) of the Purchaser Disclosure Schedule lists the following types of contracts and agreements to which the Purchaser is a party (such contracts and agreements as are required to be set forth in Section 4.13(a) of the Purchaser Disclosure Schedule being the “Material Purchaser Contracts”):
     (i) each “material contract” (as such term is used in Form 20-F of the SEC) with respect to the Purchaser;
     (ii) all contracts and agreements that limit, or purport to limit, the ability of the Purchaser to compete or engage in any line of business or with any person or entity or in any geographic area or during any period of time;
     (iii) all contracts and agreements providing for an interest rate, currency or commodity swap, derivative, hedge, forward purchase or sale or other transaction similar in nature or effect to any off-balance sheet financing;
     (iv) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Purchaser with any third party;
     (v) all contracts and agreements for pending acquisitions of capital stock or assets of another Person (whether by merger or stock or asset purchase);
     (vi) all contracts and agreements (including any so-called take or pay or keep well agreements) under which the Purchaser has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness, Liabilities or obligations of another Person; and
     (vii) all other contracts and agreements that are material to the Purchaser, taken as a whole, or the absence of which could reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect.

          (b) Except as could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of any of the transactions contemplated by this Agreement and the Ancillary Agreements or otherwise prevent or materially delay the Purchaser from performing its obligations under this Agreement and the Ancillary Agreements and could not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect:
     (i) each Material Purchaser Contract is a legal, valid and binding agreement;
     (ii) neither the Purchaser nor any of the Purchaser Subsidiaries has received any claim of material default under any Material Purchaser Contract and neither the Purchaser nor any of the Purchaser Subsidiaries is in material breach or violation of, or material default under, any Material Purchaser Contract;
     (iii) to the Purchaser’s Knowledge, no other party is in material breach or violation of, or material default under, any Material Purchaser Contract; and
     (iv) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall constitute a default under, give rise to modification, acceleration and cancellation of rights under, or otherwise adversely affect any of the rights of the Purchaser or any of the Purchaser Subsidiaries under any Material Purchaser Contract.
The Purchaser has furnished or made available to the Seller true and complete copies of all Material Purchaser Contracts, including any amendments thereto.
          SECTION 4.14. Intellectual Property. (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (i) the Purchaser or a Purchaser Subsidiary is the exclusive owner of all right, title and interest in and to the Purchaser Intellectual Property, free and clear of all Encumbrances, and has the right to use the Purchaser Licensed Intellectual Property in connection with its business, (ii) the Purchaser or a Purchaser Subsidiary is entitled to use all Purchaser Intellectual Property and Purchaser Licensed Intellectual Property in the operation of the business of the Purchaser and the Purchaser Subsidiaries without limitation, subject only to the terms of the Purchaser IP Agreements, (iii) the Purchaser Intellectual Property and to the Purchaser’s Knowledge, the Purchaser Licensed Intellectual Property is valid and enforceable and no Action alleging otherwise is pending, and no written Claim has been threatened or asserted against the Purchaser or any Purchaser Subsidiary alleging otherwise, and (iv) the Purchaser Intellectual Property and the rights granted under the Purchaser IP Agreements include all of the Intellectual Property used by the Purchaser and the Purchaser Subsidiaries in the ordinary operation of the business of the Purchaser as presently conducted.
          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, (i) to the Purchaser’s Knowledge, the conduct of the Purchaser’s business and the use of the Purchaser Intellectual Property by the Purchaser or the Purchaser Subsidiaries in connection with their business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party, and (ii) no Action alleging any of the foregoing is pending, and, to the Purchaser’s Knowledge, no written Claim has been threatened or asserted against the Purchaser or any Purchaser Subsidiary alleging any of the foregoing. To the Purchaser’s Knowledge, no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Purchaser Intellectual Property in any manner that would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
          (c) Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, neither the Purchaser or any of the Purchaser Subsidiaries is bound by any contract or agreement providing that consummation of the transactions contemplated by this Agreement will result in (i) the grant of any license under, or the creation of any Encumbrance on, any Intellectual Property that is owned by or licensed to Seller or any of Seller’s Affiliates, any Company, Subsidiary, or Group Company, (ii) any Seller or any of Seller’s Affiliates, any Company, Subsidiary or Group Company, being bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on the operation or scope of its business, which such party was not bound by or subject to prior to the Closing, or (iii) the Seller or any of Seller’s Affiliates being obligated to (A) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by such party prior to the Closing, or (B) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person prior to the Closing.
          (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect, the Purchaser and the Purchaser Subsidiaries have taken commercially reasonable steps to protect and maintain (i) their respective rights in any confidential information or trade secrets included among the Purchaser Intellectual Property and (ii) the security and integrity of their respective systems and software.
          SECTION 4.15. Real Property; Assets. (a) Each parcel of real property owned by the Purchaser or any Purchaser Subsidiary (i) is owned free and clear of all Encumbrances, other than Permitted Encumbrances, and (ii) is neither subject to any Governmental Order or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Purchaser’s Knowledge, has any such condemnation, expropriation or taking been proposed, in each case, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.
          (b) All leases or subleases relating to each parcel of real property currently leased or subleased by the Purchaser or any Purchaser Subsidiary are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Purchaser or any Purchaser Subsidiary or, to the Purchaser’s knowledge after due inquiry, by the other party to such lease or sublease, or person in the chain of title to such leased premises, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.
          (c) The Purchaser and each Purchaser Subsidiary has good and marketable title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in the business of the Purchaser and the Purchaser Subsidiaries, free and clear of any Encumbrances, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property, and except as would not reasonably be expected to have a Purchaser Material Adverse Effect.
          (d) The assets of the Purchaser and the Purchaser Subsidiaries constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the business of the Purchaser and the Purchaser Subsidiaries. At all times since December 31, 2007, the Purchaser has caused such assets to be maintained in accordance with good business practice, and all such assets are in good operating condition and repair and are suitable for the purposes for which they are used and intended to be used, except as would not reasonably be expected to have a Purchaser Material Adverse Effect.
          SECTION 4.16. Employee Benefit Matters. (a) Plans and Documents. For purposes of this Agreement, “Purchaser Plans” shall mean: (i) all employee benefit plans and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements and all employment, termination, severance or other contracts or agreements, to which the Purchaser or any Purchaser Subsidiary is a party, with respect to which the Purchaser or any Purchaser Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Purchaser or any Purchaser Subsidiary for the benefit of any current or former employee, officer or director of the Purchaser or any Purchaser Subsidiary and (ii) each employee benefit plan for which the Purchaser or any Purchaser Subsidiary has any actual or contingent liability. The Purchaser has made available to the Seller a complete and accurate copy of each Purchaser Plan, including (if applicable) (A) each trust or other funding arrangement related to such Purchaser Plan, and (B) the most recently prepared actuarial report and financial statement for such Purchaser Plan. Neither the Purchaser nor any Purchaser Subsidiary has any legally binding commitment (I) to create, incur material liability with respect to or cause to exist, any other material employee benefit plan, program or arrangement, (II) to enter into any contract or agreement to provide material compensation or material benefits to any individual or (III) to modify, change or terminate any material Purchaser Plan, other than, in each case of clause (I), (II) or (III) above, with respect to a modification, change or termination required by applicable Law or by the terms of any Purchaser Plan, or with respect to the regularly scheduled renewal or extension, in the ordinary course of business consistent with past practice, of any Purchaser Plan.
          (b) Compliance. Except as set forth on Section 4.16(b) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have a Purchaser Material Adverse Effect: (i) each Purchaser Plan has been operated in compliance with its terms and the requirements of all applicable Laws and Governmental Orders; (ii) the Purchaser (and each Purchaser Subsidiary) is not in default under or in violation of any Purchaser Plan; and (iii) no Action is pending or, to the Purchaser’s Knowledge, threatened with respect to any Purchaser Plan (other than claims for benefits in the ordinary course).
          (c) Absence of Certain Liabilities. Except as set forth on Section 4.16(c) of the Purchaser Disclosure Schedule, neither the Purchaser nor any Purchaser Subsidiary has incurred any liability under, arising out of or by operation of Title IV of ERISA, and no fact or event exists that could give rise to any such liability.
          (d) Plan Contributions and Funding. Except as set forth on Section 4.16(d) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have a Purchaser Material Adverse Effect: (i) all contributions, premiums or payments to each Purchaser Plan required by applicable Law or by the terms of such Purchaser Plan have been made on or before their due dates or, if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each Purchaser Plan that is required to be funded, the liability of each insurer for any Purchaser Plan funded through insurance or the book reserve established for any Purchaser Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all participants in such Purchaser Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Purchaser Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Purchaser Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
          (e) Acceleration and Vesting. Except as set forth on Section 4.16(e) of the Purchaser Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any employees of the Purchaser or any Purchaser Subsidiary to material severance pay or any material increase in severance pay upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or trigger any material payment or funding of compensation or benefits under, or materially increase the amount payable or trigger any other material obligation pursuant to, any of the Purchaser Plans, or (iii) limit or restrict the right of the Purchaser or any Purchaser Subsidiary to merge, amend or terminate any of the Purchaser Plans.
          SECTION 4.17. Labor Matters. (a) Neither the Purchaser nor any Purchaser Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Purchaser or any Purchaser Subsidiary, and, to the Purchaser’s Knowledge, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Purchaser or any Purchaser Subsidiary.
          (b) Except as set forth on Section 4.17(b) of the Purchaser Disclosure Schedule, there are no material controversies, strikes, slowdowns or work stoppages pending or, to the Purchaser’s Knowledge, threatened between the Purchaser or any Purchaser Subsidiary and any of their respective employees, and neither the Purchaser nor any Purchaser Subsidiary has experienced any such material controversy, strike, slowdown or work stoppage within the past five years.
          (c) Except as set forth on Section 4.17(c) of the Purchaser Disclosure Schedule or as would not reasonably be expected to have a Purchaser Material Adverse Effect: (i) neither the Purchaser nor any Purchaser Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract, and there are no grievances outstanding against the Purchaser or any Purchaser Subsidiary under any such agreement or contract; (ii) there are no unfair labor practice complaints pending against the Purchaser or any Purchaser Subsidiary before any Governmental Authority or any current union representation questions involving employees of the Purchaser or any Purchaser Subsidiary; and (iii) the Purchaser and each Purchaser Subsidiary are currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes.
          SECTION 4.18. Tax. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect:
          (a) (i) all Tax Returns required to be filed by or with respect to the Purchaser and the Purchaser Subsidiaries have been timely filed; (ii) all Taxes required to be shown on such Tax Returns or otherwise due in respect of the Purchaser and the Purchaser Subsidiaries have been timely paid; (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) no adjustment relating to such Tax Returns has been proposed in writing by any Governmental Authority; (v) there are no pending Actions for the assessment or collection of Taxes against the Purchaser or the Purchaser Subsidiaries; (vi) there are no Tax liens on any assets of the Purchaser or the Purchaser Subsidiaries; (vii) each of the Purchaser and the Purchaser Subsidiaries has properly and timely withheld, collected and deposited all Taxes that are required to be withheld, collected and deposited under applicable Law; (viii) neither the Purchaser nor any of the Purchaser Subsidiaries is doing business in or engaged in a trade or business in any jurisdiction in which it has not filed all required Tax Returns; and (ix) neither the Purchaser nor any of the Purchaser Subsidiaries has any liability for the Taxes of any Person (other than the Purchaser or any of the Purchaser Subsidiaries); and
          (b) The Purchaser and each Purchaser Subsidiary have, in accordance with applicable Law, duly registered with the relevant Government Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Government Authorities. No submissions made to any Government Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Purchaser’s Knowledge threatened.
          SECTION 4.19. Insurance. All material assets, properties and risks of the Purchaser and the Purchaser Subsidiaries are covered by valid and, except for insurance policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance issued in favor of the Purchaser and the Purchaser Subsidiaries, as the case may be, in each case, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of the Purchaser and the Purchaser Subsidiaries.
          SECTION 4.20. Certain Business Practices. Neither the Purchaser nor any of the Purchaser Subsidiaries or their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees) has:

(a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of their respective businesses; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Purchaser or the Purchaser Subsidiaries or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the business of the Purchaser and the Purchaser Subsidiaries.
          SECTION 4.21. Amendment to Purchaser Rights Plan. As of the Closing, the Purchaser shall have irrevocably amended, and the Purchaser’s Board of Directors shall have taken all necessary action to irrevocably amend, the Purchaser Rights Plan so that none of the execution or delivery of this Agreement or the Ancillary Agreements or the issuance of the Consideration to the Seller will in themselves result in the Seller becoming an Acquiring Person (as such term is defined in the Purchaser Rights Plan).
          SECTION 4.22. No State-Owned Assets. None of the assets of the Purchaser or any Purchaser Subsidiary constitute state-owned assets and, accordingly, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated in this Agreement or in any of the Ancillary Agreements.
          SECTION 4.23. Brokers. Except for UBS AG, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser. The Purchaser shall be solely responsible for payment of the fees and expenses of UBS AG.
          SECTION 4.24. No Other Representations and Warranties. None of the Seller or any other Person has made any representation or warranty, expressed or implied, as to the Seller, the Companies, the Subsidiaries, the Group Companies or the Business, or the accuracy or completeness of any information regarding the Seller, the Companies, the Subsidiaries, the Group Companies or the Business furnished or made available to the Purchaser and its representatives, except as expressly set forth in this Agreement, the Seller Disclosure Schedule or the Exhibits and Schedules hereto. The Purchaser has not relied on any representation or warranty from the Seller or any other Person in determining to enter into this Agreement or the Ancillary Agreements, except as expressly set forth in this Agreement, the Seller Disclosure Schedule or the Exhibits and Schedules hereto.

ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.01. Conduct of Business of the Seller Prior to the Closing. (a) The Seller agrees that, between the date of this Agreement and the Closing, except as expressly contemplated by any other provision of this Agreement, unless the Purchaser shall otherwise consent in writing: (i) the Business shall be conducted only in, and the Seller, the Companies, the Subsidiaries and the Group Companies shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and (ii) the Seller shall use its reasonable efforts to preserve substantially intact the Assets and the business organization of the Companies, the Subsidiaries and the Group Companies, to keep available the services of the current officers, employees and consultants of the Companies, the Subsidiaries and the Group Companies and to preserve the current relationships of the Companies, the Subsidiaries and the Group Companies with customers, suppliers and other persons with which the Companies, the Subsidiaries and the Group Companies have significant business relations.
          (b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, none of the Seller, the Companies, the Subsidiaries or the Group Companies shall, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Purchaser:
     (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;
     (ii) transfer any Assets among the Companies, the Subsidiaries and the Group Companies, on the one hand, and the Sellers and its subsidiaries (other than the Companies, the Subsidiaries and the Group Companies), on the other hand, other than in the ordinary course of business consistent with past practice; provided, however, that the Seller may transfer or cause to be transferred (i) the Excluded Businesses from the Companies, the Subsidiaries and the Group Companies to a Person or Persons designated by the Seller without the prior written consent of the Purchaser and (ii) cash, cash equivalents and short-term investments (determined in accordance with GAAP) to the Seller to retain the Retained Cash as of the Closing;
     (iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) Shares or any other equity securities of the Companies, the Subsidiaries or, the Group Companies, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity securities, or any other ownership interest (including, any phantom interest), of the Companies, the Subsidiaries or the Group Companies or (ii) any assets of the Companies, the Subsidiaries or the Group Companies;
     (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital, provided,

however, that this shall not include the dividend of the Consideration on or immediately upon the Closing;
     (v) reclassify, combine, split, subdivide, or redeem, or otherwise acquire, directly or indirectly, any of its share capital or purchase any Shares of the Seller;
     (vi) (i) acquire (including, by merger, consolidation, or acquisition of shares or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) enter into any material contract or agreement in respect of the Business other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $[***] or capital expenditures which are, in the aggregate, in excess of $[***] for the Companies, the Subsidiaries and the Group Companies taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(b)(v);
     (vii) with respect to employees of the Company, the Subsidiaries or the Group Companies: hire, any senior management employees except to fill current vacancies or vacancies arising after the date of this Agreement, or any other employees except in the ordinary course of business, or increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Companies, the Subsidiaries or the Group Companies or as required by existing agreements, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Companies, the Subsidiaries or the Group Companies, or establish, adopt, enter into or amend any Seller Plan, except (x) in each case, as required by applicable Law or the terms of any Seller Plan, and (y) with respect to any Seller Plan that is an equity incentive plan in respect of equity interests of the Seller and awards thereunder (it being understood that Seller may, but shall not be required to, accelerate some or all such outstanding awards thereunder, and otherwise take actions permitted under the terms thereof;
     (viii) make any change, other than in the ordinary course of business and consistent with past practice, with respect to any material accounting policies or procedures;
     (ix) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice (other than the Liabilities referred to in Section 3.10(b) of the Seller Disclosure Schedule, as such Liabilities may become due prior to the Closing under the terms of the contracts pursuant to which they arise); provided, however, that any earn-out payments in

***	Confidential Treatment Requested

respect of the Excluded Businesses shall reduce the Retained Cash in an amount equal to such payments;
     (x) amend, modify or consent to the termination of any Material Seller Contract, or amend, waive, modify or consent to the termination of any Company’s, any Subsidiary’s or any Group Company’s rights thereunder, other than in the ordinary course of business and consistent with past practice;
     (xi) commence or settle any Action, other than in the ordinary course of business and consistent with past practice;
     (xii) except in the ordinary course of business consistent with past practice, permit any material item of Company Intellectual Property to lapse or to be abandoned or dedicated, fail to perform or make any applicable filings, recordings or other similar actions, or fail to pay all required fees and Taxes required to maintain and protect its interest in each and every item of Company Intellectual Property;
     (xiii) make, or cause or permit to be made, any material Tax election or compromise or settle any material Tax liability that would adversely affect any of the Companies, the Subsidiaries, or the Group Companies; or
     (xiv) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
          (c) Nothing in this Section 5.01 shall restrict or otherwise prohibit any sale or other transfer of any Excluded Businesses or any portion thereof; provided, however, that Retained Cash shall be reduced by the amount of any cash, cash equivalents and short-term investments (as determined in accordance with GAAP) that is part of such sold or transferred Excluded Business in any such sale or other transfer for consideration other than cash (transfers for cash being addressed in the definition of Retained Cash).
          SECTION 5.02. Conduct of Business of the Purchaser Prior to Closing. (a) The Purchaser agrees that, between the date of this Agreement and the Closing, except as expressly contemplated by any other provision of this Agreement, unless the Seller shall otherwise consent in writing: (i) the businesses of the Purchaser shall be conducted only in, and the Purchaser shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and (ii) the Purchaser shall use its reasonable efforts to preserve substantially intact the assets and business organization of the Purchaser and the Purchaser Subsidiaries, to keep available the services of the current officers, employees and consultants of the Purchaser and to preserve the current relationships of the Purchaser and the Purchaser Subsidiaries with customers, suppliers and other persons with which the Purchaser and the Purchaser Subsidiaries have significant business relations.
          (b) By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement, the Purchaser shall not, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Seller:

     (i) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;
     (ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any equity securities of any class of the Purchaser, or any options, warrants, convertible securities or other rights of any kind to acquire any equity securities, or any other ownership interest (including any phantom interest), of the Purchaser (except for the issuance of up to a maximum of 5,000,000 Purchaser Shares issuable pursuant to Purchaser Options outstanding on the date hereof);
     (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital;
     (iv) reclassify, combine, split, subdivide or redeem, directly or indirectly, any of its share capital;
     (v) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or
     (vi) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.
          SECTION 5.03. Access to Information. (a) From the date of this Agreement until the Closing, the Seller and the Purchaser shall (and shall cause their respective Affiliates to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, in each case, to the extent permitted by applicable Law.
          (b) All information obtained by the parties pursuant to this Section 5.03 shall be kept confidential in accordance with the confidentiality and standstill agreement, dated December 12, 2008 (the “Confidentiality Agreement”), between the Seller and the Purchaser.
          (c) In order to comply with applicable court rules and facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing (including, without limitation, the Seller Shareholder Litigation), the Purchaser shall (i) for a period of seven years after the Closing retain the books and records relating to the Business, the Companies, the Subsidiaries and the Group Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practice of the Companies, the Subsidiaries and the Group Companies and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records and to the directors, officers and employees of the Purchaser and its Affiliates, and the Purchaser shall, and shall cause its and its Affiliates’ respective directors, officers and employees to cooperate reasonably with the Seller in connection with such claims, and (iii) in any event, comply with any document preservation obligations related to any claims made against or incurred by the Seller prior to the Closing (including, without limitation, the Seller Shareholder Litigation).
          (d) In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser, the Companies, the Subsidiaries or the Group Companies after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall (i) retain the books and records of the Seller which relate to the Business, the Companies, the Subsidiaries and the Group Companies and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser, the Companies, the Subsidiaries and the Group Companies and (ii) upon reasonable notice, afford the officers, employees, agents and representatives of the Purchaser, the Companies, the Subsidiaries and the Group Companies reasonable access (including the right to make photocopies, at the expense of the Purchaser, the Companies, the Subsidiaries and the Group Companies), during normal business hours, to such books and records.
          (e) The Seller will use reasonable efforts to deliver or cause to be delivered to the Purchaser at the Closing all properties, books, records, contracts, information and documents relating to the Business that are not then in the possession or control of the Companies, the Subsidiaries or the Group Companies. As soon as is reasonably practicable after the Closing, the Seller will use reasonable efforts to deliver or cause to be delivered to the Purchaser any remaining properties, books, records, contracts, information and documents relating to the Business that are not already in the possession or control of the Companies, the Subsidiaries or the Group Companies.
          SECTION 5.04. Confidentiality. For a period of two years following the Closing, the Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (a) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Companies, the Subsidiaries and the Group Companies, (b) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, any Company, Subsidiary or Group Company, may seek a protective order or other remedy or waive compliance with this Section 5.04, (c) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.04, furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such information, and (d) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers or directors and, except as otherwise required by Section 5.03, destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers or directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors. In addition, with respect to Intellectual Property, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.
          SECTION 5.05. Regulatory and Other Authorizations; Notices and Consents. (a) Each party hereto agrees to make an appropriate filing, if necessary, pursuant to the Anti-Monopoly Law with respect to the transactions contemplated by this Agreement as soon as practicable after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the Anti-Monopoly Law and each of the Purchaser and the Seller shall use its reasonable best efforts to obtain (or cause the Companies, the Subsidiaries or Group Companies to obtain) all other authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. Purchaser and Seller shall use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable antitrust laws and regulations to consummate and make effective the transactions contemplated by this agreement, including, without limitation, to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby by any Governmental Authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws (“Governmental Antitrust Entity”) (which actions shall include, without limitation, furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Antitrust Entity). Without limitation of the foregoing, Seller, Purchaser and their respective Affiliates shall not extend any waiting period under any antitrust merger control laws or enter into any agreement with any antitrust regulator or other person not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto.
          (b) Subject to appropriate confidentiality protections, Purchaser and Seller shall each furnish to the other such necessary information and reasonable assistance as the other party may request in connection with the foregoing, and shall each provide counsel for the other party with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Antitrust Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Antitrust Entity in connection with this Agreement and the transactions contemplated hereby. Each party shall, subject to applicable law permit counsel for the other party to review in advance any proposed written communication to any Governmental Antitrust Entity.
          (c) The Seller shall, or shall cause the Companies, the Subsidiaries or Group Companies to, give promptly such notices to third parties and use its or their reasonable efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.
          SECTION 5.06. No Solicitation or Negotiation. The Seller agrees that between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement, none of the Seller, the Companies, the Subsidiaries, the Group Companies or any of their respective Affiliates, officers, directors, representatives or agents will (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the share capital of the Companies, the Subsidiaries, the Group Companies or the Assets (other than inventory to be sold in the ordinary course of business consistent with past practice) or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to the Companies, the Subsidiaries or the Group Companies or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, assist or participate in, or facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Seller shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact. The Seller agrees not to, and to cause the Companies, the Subsidiaries and the Group Companies not to, without the prior written consent of the Purchaser, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Seller, the Companies, the Subsidiaries or the Group Companies is a party.
          SECTION 5.07. Company Marks. (a) Seller acknowledges that from and after the Closing, (i) all right, title and interest in and to the trademarks set forth in Schedule 3.15(a) of the Seller Disclosure Schedule, any similar or related marks, service marks, Internet domain names, trade names, trade dress and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing (collectively, the “Company Marks”) shall be owned by the Company and/or a Subsidiary and/or a Group Company, (ii) neither the Seller nor any of its Affiliates (other than the Company and/or a Subsidiary and/or a Group Company) shall (A) have any rights in the Company Marks, or (B) contest the ownership or validity of any Company Marks. No later than one hundred and twenty (120) days following the Closing, the Seller shall, and shall cause each of its Affiliates to, file amended certificates of incorporation with the appropriate Governmental Authorities changing its corporate name, “doing business as” name, trade name and any other similar corporate identifier (each, a “Corporate Name”) to a Corporate Name that does not contain any of the Company Marks.
     (b) (i) To the extent that the transfer of ownership of any Company Marks is not effective as of Closing then until such time that the transfer of such Company Marks is effective, (A) the Seller and its Affiliates agree to take any and all actions necessary or reasonably requested by the Purchaser at the Purchaser’s expense, both prior to and after the Closing, to record, perfect or otherwise effect the rights of the Companies, the Subsidiaries and/or the Group Companies in such Company Marks; (B) the Seller and its Affiliates hereby grant to the Companies, the Subsidiaries and the Group Companies a perpetual, assignable, exclusive (subject to (ii) below), worldwide, royalty-free, non-terminable, sublicensable, irrevocable license under such Company Marks for use in the Business or any other business as operated by the Companies, the Subsidiaries and/or the Group Companies and/or their assignees; (C) the Seller and its Affiliates shall not enter into any agreement or commitment that contradicts with the provisions contained in this Section 5.07; and (D) the Seller and its Affiliates shall, at the Purchaser’s expense, work together in good faith with the Purchaser, the Companies, the Subsidiaries and the Group Companies to maintain the validity and enforceability of such Company Marks, including taking all actions reasonably requested by the Companies, the Subsidiaries and the Group Companies.
     (ii) Effective as of the Closing, the Purchaser hereby grants to the Seller and its Affiliates a worldwide, royalty-free, non-exclusive right and license to use the Company Marks, solely (A) in connection with the continued operation of their respective businesses and as part of any Corporate Name during the one hundred and twenty (120) days following the Closing (the “Transition Period”) and (B) on all of their existing stocks of signs, business cards, packaging, letterheads, invoice stock, Internet and Intranet web sites, advertisements and promotional materials, inventory and other documents and materials (“Existing Stock”) during the Transition Period.
          (c) Except as expressly provided in this Agreement, no other right to use the Company Marks is granted by the Purchaser to the Seller or its Affiliates, whether by implication or otherwise. The Seller shall ensure that all use of the Company Marks by the Seller and its Affiliates as provided in this Section 5.07 shall be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Company Marks were used in the Business prior to the Closing. Any and all goodwill generated by the use of the Company Marks under this Section 5.07 shall inure solely to the benefit of the Purchaser, the Company, the Subsidiaries and the Group Companies. Seller agrees to indemnify and hold harmless the Purchaser and each of the Companies, the Subsidiaries and the Group Companies against any loss, damage, Liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any use by Seller or any of its Affiliates of the Company Marks at any time during or after the Transition Period.
          (d) Notwithstanding anything in this Agreement to the contrary, upon expiration of the Transition Period, the Seller and its Affiliates shall immediately cease all use of the Company Marks and destroy any Existing Stock that contains or references the Company Marks; provided, however, that the Seller and its Affiliates shall have the right, at all times after the Closing, to keep internal records and other historical or archived documents containing or referencing the Company Marks. Notwithstanding anything in this Agreement to the contrary, the Seller shall have the right after the Closing to use the Company Marks (i) in a non-trademark sense to describe the history of the Business; (ii) as required by applicable Law; or (iii) in a manner consistent with “fair use”.

          SECTION 5.08. Lock-up Agreement. At the Closing, the Purchaser and Jason Nanchun Jiang shall enter into a Lock-up Agreement substantially in the form attached hereto as Exhibit 5.08 (the “Lock-up Agreement”).
          SECTION 5.09. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Purchaser and the Seller. Thereafter, unless otherwise required by applicable Law or the requirements of Nasdaq, the Purchaser and the Seller shall each use its reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby.
          SECTION 5.10. Restricted Share Plan. As of the Closing, the Purchaser shall establish a discretionary restricted share unit pool consisting of [***] Purchaser Shares under a restricted share plan (the “Restricted Share Plan”) to be established by the Purchaser to be used for purposes of retaining and incentivizing key employees of the Companies, the Subsidiaries and the Group Companies who are employed by such Persons as of the Closing (the “Key Employees”). Grants of restricted Purchaser Shares under the Restricted Stock Plan shall be made by the Purchaser substantially contemporaneously with the date of the Closing to those Key Employees who are selected by the Purchaser, with consent of the Seller acting reasonably, to participate in the Restricted Stock Plan.
          SECTION 5.11. Tax Matters. (a) The Seller shall provide the Purchaser with such cooperation and information as the Purchaser may reasonably request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes, (c) participating in or conducting any audit or other proceeding in respect of Taxes, or (d) making representations to or furnishing information to parties subsequently desiring to purchase any of the Companies, the Subsidiaries, the Group Companies, or the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by taxing authorities. The Seller shall make its employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 5.11(a). The Seller and the Purchaser shall retain all Tax Returns, work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters of the Companies, the Subsidiaries, and the Group Companies for any taxable period that includes the date of this Agreement and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions and (ii) six years following the due date (without extension) for such Tax Returns. After such time, before the Seller or the Purchaser shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other party shall be given an opportunity, after 90 days prior written notice, to remove and retain all or any part of such documents as such other party may select (at such other party’s expense). Any information obtained under this Section 5.11(a) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns.
          (b) The Purchaser shall be liable for and shall hold the Seller, its subsidiaries and its Affiliates harmless for (i) any Business Taxes under the Provisional

***	Confidential Treatment Requested

Regulations of Business Tax of the PRC (“Business Taxes”) imposed as a result of the transfer of the Shares or the Business Assets to the Purchaser (ii) any Taxes imposed with respect to the transfer of the Traditional Billboard Business or the Movie Theatre Business, or any other part of the Excluded Businesses, to a Person designated by the Seller or (iii) any Taxes imposed with respect to the transfer of the Business Assets to the Purchaser or any Person identified by Purchaser pursuant to Section 5.13.
          (c) The Purchaser shall indemnify and hold the Seller, its subsidiaries and its Affiliates harmless for [***] of any Taxes (other than the Business Taxes, which are covered by Section 5.11(b)) that are imposed on the Seller with respect to the transfer of the Shares to the Purchaser and the distribution of the Purchaser Shares by the Seller to shareholders of the Seller, including Taxes imposed on Seller as a result of payments made pursuant to this Section 5.11(c).
          (d) The Seller agrees to indemnify and hold harmless the Purchaser and each of the Companies, the Subsidiaries and the Group Companies against any interest and penalties related to nonpayment or late payment of Pre-Closing Taxes and against any loss, damage, Liability or expense, including reasonable fees for attorneys and other outside consultants incurred in contesting or otherwise in connection with any such any interest and penalties related to nonpayment or late payment of Pre-Closing Taxes.
          (e) In the event that either the Purchaser or the Seller is required to indemnify the other party for Taxes pursuant to this Section 5.11, the indemnified party shall provide the indemnifying party with prompt notice of the commencement of any audit that could give rise to an indemnified Tax. The indemnifying party shall have the right to fully participate in any audit, and the indemnified party shall not agree to the assessment or settlement of any Taxes without the consent of the other indemnifying party (which consent shall not be unreasonably withheld).
          (f) Notwithstanding any provisions in this Agreement to the contrary, the obligations of the Seller to indemnify and hold harmless the Purchaser, the Companies, the Subsidiaries and the Group Companies pursuant to this Section 5.11 shall terminate at the close of business on the 30th day following the expiration of the applicable statute of limitations with respect to the Pre-Closing Taxes in question (giving effect to any waiver, mitigation or extension thereof).
          SECTION 5.12. Board of Directors of the Purchaser. The Purchaser shall take all such action as may be necessary to cause up to four (4) individuals nominated by the Seller and reasonably satisfactory to the Purchaser, to be appointed to the Board of Directors of the Purchaser as of the Closing (which, following such appointments shall consist of nine (9) directors), to serve until the next annual election of directors of the Purchaser.
          SECTION 5.13. Transfer of Business Assets. Prior to the Closing, the Seller and the Purchaser shall cooperate to identify the Business Assets and Liabilities associated therewith. Prior to the Closing, the Seller shall take such steps as may be reasonably necessary (including transferring in a tax efficient manner) to ensure that as of the Closing, the Companies, the Subsidiaries and/or the Group Companies shall have good and valid title to, or, in the case of leased properties, valid leasehold or subleasehold interests in, all of the Business Assets, free and clear of any Encumbrances, in each case, except for Permitted Encumbrances, and except as

***	Confidential Treatment Requested

would not reasonably be expected to have a Seller Material Adverse Effect. To the extent that such title to any such Business Assets has not been so assigned, transferred, conveyed and delivered as of the Closing, then following the Closing, the Seller shall use its best efforts to transfer, convey and deliver, or cause to be assigned, transferred, conveyed and delivered, in a manner reasonably satisfactory to the Parties and to the Persons identified by the Purchaser, any Business Assets not previously assigned, transferred, conveyed and delivered, and if not transferable, transfer the economic benefits thereto. For the avoidance of doubt, any such Business Assets that require any regulatory approval to be obtained prior to the transfer thereof shall be transferred promptly upon receipt of such approval.
          SECTION 5.14. Transfer of Structure Agreement Shareholders; Related Costs. (a) Prior to the Closing, the Purchaser and the Seller shall (i) use their respective reasonable best efforts to remove Jason Nanchun Jiang and Jimmy Wei Yu as the shareholders (or equivalent) of certain of the Group Companies and as parties to the Structure Agreements and (ii) to cause the Companies, the Subsidiaries, the Group Companies, Jason Nanchun Jiang and Jimmy Wei Yu to enter into forms of agreements comparable to the Structure Agreements as directed by the Purchaser (the “Purchaser Structure Agreements”) and (iii) cause Jason Nanchun Jiang and Jimmy Wei Yu to remain as shareholders (or equivalent) of certain of the Group Companies until they are removed in accordance with Section 5.14(b) (the “Initial Structure Agreement Transfers”).
          (b) Within 12 months following the Closing, the Purchaser and the Seller shall use their respective reasonable best efforts to remove Jason Nanchun Jiang and Jimmy Wei Yu as the shareholders (or equivalent) of certain of the Group Companies and as parties to the Purchaser Structure Agreements and to appoint replacement shareholders (or equivalent) and parties to the Purchaser Structure Agreements in compliance with all relevant PRC Laws (the “Second Structure Agreement Transfers”).
          (c) The Purchaser shall bear the costs of all such actions and shall be liable for, and will indemnify and hold the Seller, its subsidiaries and Affiliates, including Jason Nanchun Jiang and Jimmy Yu, harmless against, any and all Taxes that become payable in connection with the Initial Structure Agreement Transfers and the Second Structure Agreement Transfers.
          SECTION 5.15. Nasdaq Matters. (a) The Purchaser shall promptly prepare and submit to Nasdaq a listing application covering the Purchaser Shares comprising the Consideration, and shall use its reasonable efforts to obtain, prior to the Closing, approval for the listing of such Purchaser Shares, subject to official notice of issuance to Nasdaq, and the Seller shall cooperate with the Purchaser with respect to such quotation.
          (b) The Purchaser shall disclose in its subsequent annual report on Form 20-F or, no later than the date on which its subsequent annual report on Form 20-F is required to be filed, in English on its corporate web site, that it does not follow the requirement of Nasdaq Listing Rule 4350(i) and include a brief statement of the Cayman Islands practice it follows in lieu of that requirement. If the Purchaser provides the disclosure only on its website, it shall state so in its annual report on Form 20-F and provide the web address at which the information may be obtained.

          (c) Prior to the Closing, the Purchaser will submit to The Nasdaq Stock Market, Inc. a written statement from an independent Cayman Islands counsel certifying that the Purchaser’s practices, including in particular practices not in compliance with the matters described in Nasdaq Listing Rule 4350(i), are not prohibited by the laws of the Cayman Islands.
          SECTION 5.16. Registration of Purchaser Shares. (a) Registration. The Purchaser and the Seller agree and acknowledge that the Seller intends to distribute the Purchaser Shares comprising the Consideration (which distribution may, in the case of Purchaser Shares to which certain of Seller’s employees will be entitled upon the vesting of Seller options at Closing, include the sale of such Purchaser Shares by the Seller on such employees’ behalf), and that the Seller does not intend to retain or hold any Purchaser Shares comprising the Consideration following the Closing. Prior to the Closing, the Purchaser shall file a Registration Statement with the SEC on Form F-3ASR, F-3 or F-1 (the “Registration Statement”) to register the Purchaser Shares comprising the Consideration under the Securities Act and such Registration Statement shall have been declared effective by the SEC or have become automatically effective on or prior to the Closing. The Purchaser agrees that the Purchaser Shares comprising the Consideration shall be registered on the Registration Statement and that the Consideration shall consist of valid and freely tradable registered securities.
          (b) Amendments. The Purchaser agrees to prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of Applicable Securities Law with respect to the disposition of all securities covered by such Registration Statement.
          (c) Prospectus. The Purchaser agrees to prepare and file with the SEC and furnish to Seller’s shareholders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Applicable Securities Law (collectively, the “Prospectus”), and such other documents as Seller may reasonably request in order to facilitate the disposition of the Purchaser Shares comprising the Consideration from the Purchaser to the Seller to the Seller’s shareholders.
          (d) Issuer Free Writing Prospectus. The Purchaser agrees to prepare and file any issuer free writing prospectus (as that term is defined in Rule 433 under the Securities Act) required to be filed in connection with the Registration Statement.
          (e) Rule 425 Communications. The Purchaser agrees to prepare and file with the SEC on the date of first use, written communications made in reliance on Rule 135 under the Securities Act and filed under Rule 425 under the Securities Act (“Rule 425 Communications”) in connection with the transactions contemplated under this Agreement and in connection with the Registration Statement.
          (f) Consent Rights. The Purchaser agrees to provide drafts of the Registration Statement, including any amendments or supplements, the Prospectus, including the preliminary prospectus and any amendments or supplements, any issuer free writing prospectus, and any Rule 425 Communications prepared in connection with the distribution of the Purchaser Shares comprising the Consideration to the Seller’s shareholders. The Purchaser represents and agrees that, unless it obtains the prior consent of the Seller, the Purchaser shall not file with the SEC or otherwise distribute any Registration Statement, Prospectus, issuer free writing prospectus or Rule 425 Communications in connection with the transactions contemplated under this Agreement. The Purchaser will promptly advise the Seller of any proposal to amend or supplement at any time the Registration Statement, or the Prospectus and will not effect such amendment or supplementation without the Seller’s consent; and the Purchaser will also advise the Seller promptly of (i) any amendment or supplementation of the Registration Statement or the Prospectus, (iii) any request by the SEC or its staff for any amendment to the Registration Statement, for any supplement to the Prospectus or for any additional information, (iv) the institution by the SEC of any stop order or other proceedings in respect of the Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Purchaser of any notification with respect to the suspension of the qualification of the Purchaser Shares in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Purchaser will use its best efforts to prevent the issuance of any such stop or other order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.
          (g) Notice. The Purchaser agrees to notify the Seller’s shareholders of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.
          (h) Share Registrar. The Purchaser agrees to take all action necessary to cause the Purchaser’s share registrar to accept the deposit of the Purchaser Shares comprising the Consideration into the share or member registry of the Purchaser under the names of Seller’s respective shareholders.
          (i) Fees and Expenses. The Purchaser will pay all expenses incident to the performance of its obligations under subsections (a) through (h) of this Section 5.16, including but not limited to any fees and expenses in connection with the registration of the Purchaser Shares under the Securities Act, expenses incurred in preparing, filing and distributing the Registration Statement (including any amendments and supplements thereto), the Prospectus (including any amendments and supplements thereto), any Issuer Free Writing Prospectus and any Rule 425 Communications in connection with the transactions contemplated under this Agreement, and expenses incurred in connection with entering the Purchaser Shares distributed to the Seller’s shareholders into the share or member registry of the Purchaser.
          (j) Indemnification and Contribution. (i) The Purchaser will indemnify and hold harmless the Seller, its subsidiaries and Affiliates, and its and their respective directors, officers and employees and each Person, if any, who controls (as defined in the Securities Act) the Seller against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under laws which are applicable in connection with registration of the Purchaser Shares described in this Section 5.16, qualification, or compliance, of the Purchaser’s securities insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

     (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or prospectus contained therein or any amendments or supplements thereto, any Issuer Free Writing Prospectus, or any Rule 425 Communications;
     (B) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, any Issuer Free Writing Prospectus, or any Rule 425 Communications, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
     (C) any violation or alleged violation by the Purchaser of Applicable Securities Laws, or any rule or regulation promulgated under Applicable Securities Laws;
          and the Purchaser will reimburse each of the Seller, its subsidiaries and affiliates, and its and their respective directors, officers and employees and controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.16(g)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser (which consent shall not be unreasonably withheld), nor shall the Purchaser be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such Registration by the Seller, any shareholder of the Seller, or controlling Person of such shareholder, including any carve-out financial statements, all risk factors relating to the Seller or its business or industry and any other information related to the Seller (collectively, the “Seller Information”).
     (ii) The Seller will indemnify and hold harmless the Purchaser, the Purchaser Subsidiaries and their respective Affiliates, and its and their respective directors, officers and employees and each Person, if any, who controls (as defined in the Securities Act) the Purchaser against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under laws which are applicable in connection with registration of the Purchaser Shares described in this Section 5.16, qualification, or compliance, of the Purchaser’s securities insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any Violation related to the Seller Information, and the Seller will reimburse each of the Purchaser, the Purchaser Subsidiaries and their respective Affiliates, and its and their respective directors, officers and employees and controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 5.16(g)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Seller (which consent shall not be unreasonably withheld).

     (iii) Promptly after receipt by an indemnified party under this Section 5.16 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 5.16(j), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 5.16 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.16.
     (iv) If any indemnification provided for in this Section 5.16(j) is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
     (v) The obligations of the Purchaser under this Section 5.16(j) shall survive the completion of the distribution of the Purchaser Shares comprising the Consideration to the Seller’s shareholders through the Registration Statement, Prospectus, any Issuer Free Writing Prospectus and any Rule 425 Communications, regardless of the expiration of any statutes of limitation or extensions of such statutes.
          SECTION 5.17. Seller Shareholder Litigation. If, following the Closing, a judgment (including a judgment following a court adjudication, negotiated settlement or otherwise) is entered by a court with jurisdiction over the Seller Shareholder Litigation for which the Seller is liable or for which the Seller is obligated to pay pursuant to contractual or indemnification obligations (including the Seller’s obligations to the underwriters of its November 2007 U.S. secondary public offering) (such amount being “Judgment and Fees”, except that “Judgment and Fees” shall not include any sum paid by insurance, which sum is immediately collectible and is paid without the institution of litigation or arbitration against the insurer), the Purchaser shall, or shall cause the Companies, the Subsidiaries and/or the Group Companies to, contribute to the Seller an amount, expressed in United States dollars, equal to [***] of the Judgment and Fees; provided, however, that the aggregate maximum amount that the Companies, the Subsidiaries and/or the Group Companies shall be liable to contribute pursuant to this Section 5.17 shall be an amount equal to (i) the value of the net tangible Assets of the Companies, the Subsidiaries and the Group Companies, plus (ii) the value of the net tangible Business Assets, minus (iii) the amount of any payments required to be specified in Section 3.10(b) of the Seller Disclosure Schedule, minus (iv) the value of any portion of the Excluded Businesses not transferred to the Seller prior to the Closing, in the case of each of (i), (ii) and (iii), calculated as of the date of the Closing; and provided, further, that the Seller shall provide periodic updates on, and keep the Purchaser informed on any material developments related to, the status of the Seller Shareholder Litigation, and the contribution obligation set forth in this Section 5.17 shall not apply to any Judgment and Fees paid in settlement of the Seller Shareholder Litigation if such settlement is effected without the consent of the Purchaser, which consent shall not be unreasonably withheld.
          SECTION 5.18. Non-Competition. (a) For a period of [***] after the Closing (the “Restricted Period”), the Seller shall not, directly or indirectly, engage in any business anywhere in the PRC that provides products or services of the kind provided by the Companies, the Subsidiaries and the Group Companies as of the Closing (a “Competing Business”) or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, shareholder, consultant or otherwise, any Person that engages in a Competing Business. Notwithstanding anything to the contrary, the foregoing provisions of this Section 5.18 shall not prohibit the Seller from, directly or indirectly, doing any of the following: (i) acquiring ownership of securities having no more than five percent of the outstanding voting power of any Person engaged in a Competing Business; (ii) acquiring ownership of any economic interest in a Person which is an investment vehicle with respect to which the Seller has no control and which is not formed for the purpose of making investments in Persons engaged in any Competing Business; and (iii) engaging in any Excluded Business.
          (b) The Restricted Period shall be extended by the length of any period during which the Seller is in breach of the terms of this Section 5.18.
          SECTION 5.19. Solvency Opinion. As soon as is reasonably practicable following the date of this Agreement, the Seller shall engage an Independent Valuation Firm that is reasonably satisfactory to the Purchaser to deliver an opinion addressed to the Seller dated as of the Closing to the effect that the Seller will, subject to certain assumptions and customary qualifications, be Solvent as of the Closing and immediately after giving effect to the distribution by the Seller to the Seller’s shareholders of the Purchaser Shares comprising the Consideration (the “Solvency Opinion”). The Seller shall use its reasonable best efforts to (a) make available its Representatives on a customary basis and on reasonable notice and (b) provide or make available such information and documents concerning the business, properties, contracts, assets and

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liabilities of the Seller as may reasonably be requested by such Independent Valuation Firm for the purposes of preparing the Solvency Opinion.
          SECTION 5.20. Seller Distribution. The Seller shall use its reasonable best efforts to declare to the extent permissible under applicable Law immediately prior to the Closing a dividend or other distribution of the Purchaser Shares comprising the Consideration to the Seller’s shareholders which shall be effective within 7 days of the Closing, which distribution may, in the case of Purchaser Shares to which certain of Seller’s employees will be entitled upon the vesting of Seller’s options upon Closing, include the sale of such Purchaser Shares by the Seller on such employees’ behalf.
          SECTION 5.21. Seller Financial Statements. The Seller shall use its reasonable best efforts to cause a “Big 4” accounting firm, or an affiliate thereof, engaged by the Seller, to prepare and deliver to the Purchaser by February 15, 2009 or in any event as soon as practicable thereafter, any financial statements of the Companies, the Subsidiaries, the Group Companies, including any Business Assets transferred to the Companies, the Subsidiaries and the Group Companies pursuant to this Agreement or any other financial information necessary to complete the Registration Statement.
          SECTION 5.22. Trademark License. Upon the Seller’s request, the Purchaser and the Seller shall negotiate in good faith an agreement (the “TM License Agreement”) outlining the terms and conditions under which the Purchaser shall, or shall cause a Purchaser Subsidiary to, grant to a Singapore subsidiary of the Seller a license to use the trademark “FOCUS MEDIA” (and/or such other trademarks as may be agreed between the Purchaser and the Seller) in connection with such Singapore subsidiary of the Seller’s operation of its franchise outside the PRC. Such agreement shall be made effective as of the Closing.
          SECTION 5.23. Continuity of Employee Policies. For a period of [***] following the Closing, the Purchaser shall maintain, or shall cause the Companies, the Subsidiaries, and the Group Companies to maintain and provide: (x) for each employee of any of the Companies, a Subsidiary or a Group Company (a “Company Employee”), a salary or hourly wage rate that is no less favorable than that in effect for the Company Employee immediately prior to Closing, and (y) commission structure and opportunities for Company Employees that are no less favorable than those in effect for Company Employees immediately prior to the Closing.
          SECTION 5.24. Further Action. Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements to which it is a party and timely consummate and make effective the transactions contemplated hereby and thereby.

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ARTICLE VI
CONDITIONS TO CLOSING
          SECTION 6.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Purchaser set forth in Section 4.03 (Capitalization) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing as though made on and as of the Closing (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct in all respects as of such specific date). The other representations and warranties of the Purchaser set forth in this Agreement (disregarding any Purchaser Material Adverse Effect, materiality or other similar qualifiers therein) shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing as though made on and as of the Closing (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct in all respects as of such specific date), except where the failure of such representations and warranties in the aggregate to be true and correct has not had or resulted in and would not reasonably be expected to have or result in a Purchaser Material Adverse Effect and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;
          (b) Anti-Monopoly Law. Any waiting period (and any extension thereof) under the Anti-Monopoly Law applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;
          (c) No Legal Prohibition, etc. There shall not be in effect any decree, judgment, preliminary or permanent injunction or other order or Law issued by any Governmental Authority of competent jurisdiction that prohibits, enjoins, materially delays or interferes with the consummation of the transactions contemplated hereby; provided that the Parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted;
          (d) Distribution. The dividend or other distribution of the Purchaser Shares comprising the Consideration to the Seller’s shareholders shall not have been enjoined, prohibited or challenged in a court of competent jurisdiction;
          (e) Solvency Opinion. The Seller shall have received a Solvency Opinion dated as of the Closing from an Independent Valuation Firm to the effect that the Seller will be Solvent as of the Closing and immediately after giving effect to the distribution by the Seller to the Seller’s shareholders of the Purchaser Shares comprising the Consideration;

          (f) Listing of Shares. The Purchaser Shares comprising the Consideration shall have been approved for listing on Nasdaq Global Select Market, subject only to notice of issuance.
          (g) Effectiveness; No Stop Order. The Prospectus shall have been filed with the SEC pursuant to Rule 424(b) under the Securities Act within the applicable time period prescribed for such filing by the rules and regulations under the Act; all material required to be filed by the Purchaser pursuant to Rule 433(d) under the Securities Act shall have been filed with the SEC within the applicable time period prescribed for such filings by Rule 433 under the Securities Act; the Registration Statement shall have been declared effective by the SEC or shall have become automatically effective under the Securities Act and shall not proposed to be amended; the Rule 425 Communications shall have been filed with the SEC; no stop or other order suspending the effectiveness of the Registration Statement, or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated by the SEC and no notice of objection of the SEC to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act shall have been received; no stop order suspending or preventing the use of the Prospectus, any issuer free writing prospectus, or any Rule 425 Communications shall have been initiated by the SEC; and
          (h) No Purchaser Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have had a Purchaser Material Adverse Effect.
          SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Seller set forth in Section 3.04 (Capitalization) shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing as though made on and as of the Closing (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct in all respects as of such specific date). The other representations and warranties of the Seller set forth in this Agreement (disregarding any Seller Material Adverse Effect, materiality or other similar qualifiers therein) shall be true and correct in all respects, on and as of the date hereof and on and as of the Closing as though made on and as of the Closing (except to the extent any such representation and warranty speaks as of a specific date, in which event such representation and warranty shall be true and correct in all respects as of such specific date), except where the failure of such representations and warranties in the aggregate to be true and correct has not had or resulted in and would not reasonably be expected to have or result in a Seller Material Adverse Effect and (ii) the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing shall have been complied with in all material respects;
          (b) Anti-Monopoly Law. Any waiting period (and any extension thereof) under the Anti-Monopoly Law applicable to the purchase of the Shares contemplated by this Agreement shall have expired or shall have been terminated;

          (c) No Legal Prohibition, etc. There shall not be in effect any decree, judgment, preliminary or permanent injunction or other order or Law issued by any Governmental Authority of competent jurisdiction that prohibits, enjoins, materially delays or interferes with the consummation of the transactions contemplated hereby; provided that the Parties shall use commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted;
          (d) Distribution. The board of directors of the Seller shall have irrevocably declared a dividend or other distribution of the Purchaser Shares comprising the Consideration to the Seller’s shareholders and such dividend or other distribution shall not have been enjoined or prohibited or challenged in a court of competent jurisdiction;
          (e) Solvency Opinion. The Seller shall have received a Solvency Opinion dated as of the Closing from an Independent Valuation Firm to the effect that the Seller will be Solvent as of the Closing and immediately after giving effect to the distribution by the Seller to the Seller’s shareholders of the Purchaser Shares comprising the Consideration;
          (f) Key Employees. Of all of the officers or employees of the Companies, the Subsidiaries and the Group Companies with a job title on the date of this Agreement of (i) [***], (ii) [***] or (iii) [***], no more than [***] of the aggregate number of such officers or employees as of the date of this Agreement, shall have resigned, been terminated, or otherwise discontinued their employment or as officers or employees of the Companies, the Subsidiaries or the Group Companies (other than as directed by the Purchaser pursuant to Section 2.04(g)); and
          (g) No Seller Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, have had a Seller Material Adverse Effect.
ARTICLE VII
TERMINATION
          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by Purchaser or the Seller, if there shall have been a breach in any material respect of any of the covenants or agreements on the part of the other Party set forth in this Agreement or a breach of any of the representations and warranties of the other Party that would cause the conditions precedent set forth in Section 6.01(a) or 6.02(a), as applicable, not to be satisfied and such breach would not be capable of being cured prior to the Long Stop Date (as defined below);
          (b) by either the Seller or the Purchaser if the Closing shall not have occurred by [***] (the “Long Stop Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; and provided further, that the Long Stop Date shall be automatically extended to [***] if the conditions specified in Section 6.01(b) and Section 6.02(b) shall not have been satisfied by [***];

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          (c) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;
          (d) by either the Purchaser or the Seller, by providing written notice of termination to the other Party, together with a certified check or wire transfer of immediately available funds to the account designated by the non-terminating Party in the amount of $[***]; or by the mutual written consent of the Seller and the Purchaser.
          SECTION 7.02. Liquidated Damages. The Seller and Purchaser each acknowledge that the agreements contained in Section 7.01 are an integral part of the transactions contemplated by this Agreement, that without these agreements Purchaser and Seller would not have entered into this Agreement, and that any amounts payable pursuant to Section 7.01 do not constitute a penalty.
          SECTION 7.03. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 8.01 and (b) that nothing herein shall relieve either party from liability for any willful and material breach of this Agreement or fraud.
          SECTION 7.04. No Survival of Representations and Warranties. The representations warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Closing or upon the termination of this Agreement pursuant to Section 7.01.
ARTICLE VIII
GENERAL PROVISIONS
          SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. The Seller will cause the Companies, the Subsidiaries and Group Companies to not incur any out-of-pocket expenses in connection with this Agreement.
          SECTION 8.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

(a)	if to the Seller:

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Focus Media Holding Limited
28-30/Floor
Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai, 200050 PRC
Attention: Jason Nanchun Jiang, Chairman
Fax: +86 (21) 5240 0228

with a copy to:

Simpson Thacher & Bartlett LLP
35/Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Chris Lin
Fax: +852 2869 7694

and to:

Simpson Thacher & Bartlett LLP
3119 China World Tower One
1 Jianguomenwai Avenue
Beijing 100004, China
Attention: Douglas Markel
Fax: +86-10-5965-2988

(b)	if to the Purchaser:

20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing,
100080, People’s Republic of China

Facsimile: (8610)-82607167
Attention: Chief Executive Officer

with a copy to:

Shearman & Sterling LLP
12th Floor East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing, 100022 China
Attention: Lee Edwards
Fax: (8610) 6563-6000

and to:

Shearman & Sterling LLP
12th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central
Central, Hong Kong
Fax: Gregory Puff
Attention: (852) 2978-8099
          SECTION 8.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          SECTION 8.04. Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof and thereof.
          SECTION 8.05. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser) and any such assignment or attempted assignment without such consent shall be void.
          SECTION 8.06. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 8.07.
          SECTION 8.07. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
          SECTION 8.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other

Person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
          SECTION 8.09. Specific Performance. Each Party acknowledges and agrees that, if a Party breaches or fails to comply with this Agreement or threatens to do so, the non-breaching Party would be irreparably damaged and could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching Party may be entitled, at law, in equity or hereunder (other than pursuant to Section 7.01(d)), it shall be entitled to equitable relief, including the remedies of specific performance and injunction, without the requirement to post bond or other security or to prove actual damages; provided, however, that, subject to Section 7.03(b), for greater certainty, equitable relief, including the remedies of specific performance and injunction, shall not be available to prevent a Party from terminating the Agreement in compliance with Section 7.01(d).
          SECTION 8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (excluding choice of law principles) applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal or state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the Parties hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
          SECTION 8.11. Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.11.
          SECTION 8.12. Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars.

          SECTION 8.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FOCUS MEDIA HOLDING LIMITED
By:
	Name:	Jason Nanchun Jiang
	Title:	Chairman of the Board

SINA CORPORATION
By:
	Name:	Charles Chao
	Title:	Chief Executive Officer